UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Bank of America Corporation

(Name of Registrant as Specified in its Charter)

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March 20, 2006

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2006 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 26, 2006, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at http://investor.bankofamerica.com.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card, our 2005 Annual Report on Form 10-K and a Summary Annual Report.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Date:   April 26, 2006

Time:   10:00 a.m., local time

Place:  Belk Theater of the North Carolina Blumenthal Performing Arts Center

130 North Tryon Street, Charlotte, North Carolina 28255

Webcast of the Annual Meeting: You may listen to a live audiocast of the meeting on our website at http://investor.bankofamerica.com at 10:00 a.m., local time, on April 26, 2006.

Items of Business:

•	Elect 18 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006;

•	Adopt an amendment to the 2003 Key Associate Stock Plan;

•	Consider a stockholder proposal regarding political contributions;

•	Consider a stockholder proposal regarding majority voting in director elections;

•	Consider a stockholder proposal regarding independent board chairman;

•	Consider a stockholder proposal regarding Bank of America’s equal employment opportunity policy; and

•	Consider any other appropriate matters brought before the meeting.

Record Date: You can vote if you were a stockholder of record on March 3, 2006. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important. Please vote your shares as soon as possible via either the Internet, telephone or mail.

By order of the Board of Directors:

William J. Mostyn III

Deputy General Counsel

and Corporate Secretary

March 20, 2006

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as “Bank of America” or the “Corporation.” This proxy statement is being mailed starting on or about March 20, 2006.

GENERAL INFORMATION

Record Date. Only holders of record at the close of business on March 3, 2006 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”) and 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), vote together without regard to class.

As of the record date of March 3, 2006, there were 4,650,210,150 shares of Common Stock, and 7,739 shares of Series B Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may grant a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to http://investor.bankofamerica.com and follow the instructions. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Telephone: Call 1.800.652.8683 and follow the voice prompts. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted, in accordance with the Board’s recommendations, as follows:

“FOR:”

•	The election to the Board of the 18 nominees named in this proxy statement;

•	The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006; and

•	The adoption of an amendment to the 2003 Key Associate Stock Plan;

and “AGAINST:”

•	The stockholder proposal regarding political contributions;

•	The stockholder proposal regarding majority voting in director elections;

•	The stockholder proposal regarding independent board chairman; and

•	The stockholder proposal regarding Bank of America’s equal employment opportunity policy.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	voting in person at the Annual Meeting.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use some of our regular associates, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, we have agreed to pay Georgeson Shareholder Communications Inc. $17,000 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock and Series B Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have withheld voting or abstained. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Votes Required to Elect Directors and Adopt Other Proposals. Directors will be elected by a plurality of the votes cast. Withheld votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock and Series B Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Voting by Associates. If you participate in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via the proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Householding. Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below.

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43095, Providence, Rhode Island 02940-3095. Within 30 days of your revocation, we will send individual documents.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Electronic Delivery. In addition to householding, we can also reduce our expenses if you elect to receive your annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bankofamerica.

Questions. If you hold your shares directly, please call Computershare Investor Services at 1.800.642.9855. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker directly.

CORPORATE GOVERNANCE

Commitment to Corporate Governance Best Practices

Bank of America’s business and affairs are managed by or under the direction of the Board. In its oversight of Bank of America, the Board sets the tone for the highest ethical standards and performance of our management, associates and company as a whole. The Board strongly believes that good corporate governance practices lead to successful business performance. Bank of America’s corporate governance practices are designed to align the interests of the Board and management with those of our stockholders and to promote honesty and integrity throughout Bank of America. Over the past several years, we have enhanced our corporate governance practices in many important ways, and we continually seek out best practices to promote a high level of performance from the Board and management. The Board has adopted Corporate Governance Guidelines that embody long-standing practices of Bank of America as well as current corporate governance best practices. Highlights of our corporate governance practices are described below.

Corporate Governance Principles, Committee Charters and Codes of Conduct

More information about corporate governance may be found on our website at http://investor.bankofamerica.com under the heading Corporate Governance. Information available at this website includes: (i) our Corporate Governance Guidelines; (ii) our Code of Ethics and Insider Trading Policy; and (iii) the charters of each of the committees of the Board. This information is also available in print free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

The Board of Directors

The basic responsibility of the Board is to oversee the businesses and affairs of Bank of America. Key responsibilities of the Board and its committees include:

•	Monitoring the performance of the Chief Executive Officer;

•	Appropriately compensating the Chief Executive Officer and other executives;

•	Creating a succession plan for the position of Chief Executive Officer;

•	Approving Bank of America’s strategic business plan; and

•	Establishing a high ethical tone for Bank of America.

Board Evaluation and Education

Each year, the Board and each of its committees evaluate their effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

All new directors participate in our orientation program in their first year as a director. This orientation includes presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, conflict policies, Code of Ethics and Insider Trading Policy and other policies. The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Director Independence

The Board is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 14 of the Board’s 18 director nominees, or approximately 78%, are independent directors. The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These Director Independence Categorical Standards are included as Appendix A to this proxy statement and are posted on our website. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and Bank of America and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that each of the following nominees is independent under the Director Independence Categorical Standards and the NYSE listing standards: William Barnet, III, John T. Collins, Gary L. Countryman, Tommy R. Franks, Paul Fulton, W. Steven Jones, Monica C. Lozano, Walter E. Massey, Thomas J. May, Patricia E. Mitchell, Thomas M. Ryan, O. Temple Sloan, Jr., Meredith R. Spangler and Jackie M. Ward. The Board has determined that Frank P. Bramble, Sr., Charles K. Gifford, Kenneth D. Lewis and Robert L. Tillman do not meet Bank of America’s independence standards. Mr. Bramble and Mr. Gifford were employed by Bank of America or a predecessor within a three-year period. Mr. Tillman was the Chief Executive Officer and Chairman of the Board of Lowe’s Companies, Inc. (“Lowe’s”) while Mr. Lewis served on Lowe’s Compensation Committee. Mr. Lewis resigned from the Lowe’s board in 2004.

Board Attendance and Annual Meeting Policy

Directors are expected to attend our annual meeting of stockholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, will be distributed in advance of each meeting. In 2005, there were nine meetings of the Board, and each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, all of the members of the Board, consistent with our policy, attended our 2005 Annual Meeting of Stockholders.

Executive Sessions of the Board

Our non-management directors meet in executive session at each Board meeting. The chairs of the Audit Committee, Compensation Committee, Corporate Governance Committee and Executive Committee rotate presiding as the lead director at these executive sessions. In addition, if at any time, the group of non-management directors includes directors who are not independent under the NYSE listing standards, the independent directors will meet alone in executive session at least once a year.

Board Committee Membership and Meetings

During 2005, the Board had five standing committees: Asset Quality, Audit, Compensation, Corporate Governance and Executive. All of the members of the committees are nominated by the Corporate Governance Committee and appointed by the Board.

The table below provides membership information for each of the Board’s committees.

2005/2006 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
Charles W. Coker			X*		X
John T. Collins	X
Gary L. Countryman			X
Tommy R. Franks		X
Paul Fulton			X	X	X
Charles K. Gifford					X
W. Steven Jones		X
Kenneth D. Lewis					X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell	X
Edward L. Romero				X
Thomas M. Ryan				X*
O. Temple Sloan, Jr.			X		X*
Meredith R. Spangler				X
Robert L. Tillman	X
Jackie M. Ward	X*
*	Chairperson

In addition, the Board has made, subject to election of the director nominees by the stockholders at the Annual Meeting, the following committee assignments to be effective as of the Annual Meeting:

2006/2007 Bank of America Committee Composition

Director Name	Asset Quality Committee		Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
William Barnet, III			X
Frank P. Bramble, Sr.	X
John T. Collins			X
Gary L. Countryman						X
Tommy R. Franks			X
Paul Fulton				X*	X	X
Charles K. Gifford						X
W. Steven Jones	X
Kenneth D. Lewis						X
Monica C. Lozano**
Walter E. Massey			X
Thomas J. May			X*
Patricia E. Mitchell	X
Thomas M. Ryan				X	X*
O. Temple Sloan, Jr.				X	X	X*
Meredith R. Spangler				X	X
Robert L. Tillman	X
Jackie M. Ward	X	*
*	Chairperson
**	Ms. Lozano’s committee appointments will be set at the April 26, 2006 Board Meeting.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. The committee charters are posted on our website and key information about each committee is described below.

Asset Quality Committee. The Asset Quality Committee currently consists of five directors. During 2005, the Committee held seven meetings. Duties of the Asset Quality Committee include:

•	Reviewing asset quality trends and performance;

•	Monitoring management’s adherence to prudent and sound credit policies and practices;

•	Reviewing credit concentrations, credit risk inherent in selected products and businesses, country risk and loan loss reserves;

•	Reviewing certain market risk reports; and

•	Approving credit risk policies and management disciplines as required by the Basel II accord or other regulatory requirements.

Audit Committee. The Audit Committee currently consists of five directors, all of whom are independent under the NYSE listing standards, the Director Independence Categorical Standards and other Securities and Exchange Commission (“SEC”) rules and regulations applicable to audit committees. The Board has determined that Mr. Barnet and Mr. May qualify as Audit Committee financial experts. During 2005, the Audit Committee held twelve meetings. Duties of the Audit Committee include the following:

•	Reviewing annually the scope of the proposed internal audit, external audit and credit review activities, as well as the actual coverage of those activities;

•	Discussing the contents of Bank of America’s annual and quarterly consolidated financial statements with management, the independent registered public accounting firm and the general auditor;

•	Appointing or terminating, determining the compensation of, and evaluating the quality and independence of, the independent registered public accounting firm;

•	Pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services; and

•	Overseeing the corporate audit function.

Compensation Committee. The Compensation Committee currently consists of four directors, all of whom are independent under the NYSE listing standards and the Director Independence Categorical Standards. During 2005, the Compensation Committee held six meetings. Duties of the Compensation Committee include:

•	Providing overall guidance with respect to the establishment, maintenance and administration of Bank of America’s compensation programs and employee benefit plans;

•	Reviewing and recommending to the Board the Chief Executive Officer’s compensation and approving other executive officers’ compensation;

•	Reviewing and making recommendations to the Board on director compensation;

•	Approving changes to employee benefit plans; and

•	Administering Bank of America’s equity-related plans.

Corporate Governance Committee. The Corporate Governance Committee currently consists of four directors, all of whom are independent under the NYSE listing standards and the Director Independence Categorical Standards. During 2005, the Corporate Governance Committee held five meetings. Duties of the Corporate Governance Committee include:

•	Identifying individuals qualified to become Board members, and recommending to the Board, consistent with criteria approved by the Board, director nominees;

•	Recommending Bank of America’s Corporate Governance Guidelines to the Board;

•	Leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	Recommending committee appointments to the Board;

•	Recommending a successor in the event of a vacancy in the office of the Chief Executive Officer, together with the Executive Committee;

•	Reviewing annually Bank of America’s charitable giving and political contribution programs;

•	Overseeing the director education program; and

•	Recommending changes to Bank of America’s charter documents.

Executive Committee. The Executive Committee currently consists of five directors. During 2005, the Executive Committee held six meetings. The Executive Committee has the power to act on behalf of the Board between regular Board meetings. The Executive Committee reports its actions to the full Board at the next succeeding meeting.

Identifying and Evaluating Nominees for Director

The Corporate Governance Committee is responsible for evaluating candidates and recommending proposed director nominees to the Board. The Corporate Governance Committee will consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and stockholders. The Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by Board members, management, third party search firms or stock -

holders. Mr. Frank P. Bramble, Sr., who is standing for election by Bank of America stockholders for the first time at the Annual Meeting, became a Board member as part of the agreement between MBNA Corporation and Bank of America in connection with the merger of MBNA Corporation into Bank of America and was appointed to the Board effective upon the completion of the merger on January 1, 2006. General Tommy R. Franks, who is standing for election by Bank of America stockholders for the first time at the Annual Meeting, was recommended by management and appointed to the Board effective January 25, 2006. Ms. Monica C. Lozano, who is also standing for election by Bank of America stockholders for the first time at the Annual Meeting, was recommended by a current director.

Our Corporate Governance Guidelines set forth the standards for evaluating candidates as director nominees. The Corporate Governance Committee and the Board consider the overall experience and expertise represented by the Board as well as the qualification of each candidate. Specifically, the standards for evaluating candidates are as follows:

•	At least a majority of the Board must be composed of independent directors;

•	Candidates shall be capable of working in a collegial manner with persons of diverse education, business and cultural backgrounds;

•	Candidates shall be individuals of the highest character and integrity who possess significant experience or skills that will benefit Bank of America;

•	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations; and

•	Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities, and shall have a desire to represent the interests of all stockholders.

In addition, a director who has reached the age of 72 will not be nominated for election to the Board. A director who changes his or her principal occupation shall offer to resign, and the Corporate Governance Committee, along with the Chairman of the Board, will determine whether to accept such resignation. Management directors will resign from the Board when they leave their officer positions.

Any stockholder recommending a candidate to be considered by the Corporate Governance Committee for nomination at an annual meeting of stockholders must submit the proposal in writing by no later than October 15 of the previous year. The proposal must include the following:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of Bank of America’s voting stock (including the number and class of shares held);

•	a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder;

•	a statement signed by the candidate recommended by the stockholder acknowledging that the candidate will serve if elected by the stockholders and will comply with Bank of America’s Code of Ethics and Insider Trading Policy, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and

•	a description of the candidate’s background and experience and the reasons why he or she meets the standards for director nominees set forth in our Corporate Governance Guidelines.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with non-management members of the Board or a specific committee. Parties may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Code of Ethics

The Board has adopted a revised Code of Ethics that applies to all of our directors, officers and associates, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct. All directors, officers and associates are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. We intend to post any amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) on our website.

Director Compensation

2005 Director Compensation. In 2005, the compensation for each director who was not an officer of the Corporation or of a subsidiary (“Non-employee Directors”) consisted of the following:

•	An annual retainer in the amount of $100,000, of which $60,000 was paid in cash and $40,000 was paid in restricted shares of Common Stock under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”).

•	An award of restricted shares of Common Stock under the Directors’ Stock Plan with a value set by the Board at $80,500.

•	A chairperson annual retainer in the amount of $20,000.

•	An attendance fee of $1,500 for each meeting of the Board or committee of the Board of which such director is a member.

A director who is an officer of the Corporation or of a subsidiary is not compensated for his or her membership on the Board.

Restricted shares of Common Stock delivered under the Directors’ Stock Plan (both the stock portion of the annual retainer and the stand-alone award described above) are subject to a one-year vesting requirement. The aggregate compensation paid to Non-employee Directors during 2005 under these arrangements was $3,450,038, as detailed in the following table:

Director	Total Compensation ($)	Cash Retainer ($)	Stock Retainer ($)	Additional Restricted Stock ($)	Committee Chair Retainer ($)	Meeting Fees ($)
William Barnet, III	213,500	60,000	40,000	80,500	0	33,000
Charles W. Coker	233,500	60,000	40,000	80,500	20,000	33,000
John T. Collins	206,000	60,000	40,000	80,500	0	25,500
Gary L. Countryman	204,500	60,000	40,000	80,500	0	24,000
Paul Fulton	216,500	60,000	40,000	80,500	0	36,000
Charles K. Gifford (1)	243,538	73,984	49,313	99,242	0	21,000
W. Steven Jones	201,500	60,000	40,000	80,500	0	21,000
Walter E. Massey	206,000	60,000	40,000	80,500	0	25,500
Thomas J. May	232,000	60,000	40,000	80,500	20,000	31,500
Patricia E. Mitchell	200,000	60,000	40,000	80,500	0	19,500
Edward Romero	200,000	60,000	40,000	80,500	0	19,500
Thomas M. Ryan	220,000	60,000	40,000	80,500	20,000	19,500
O. Temple Sloan, Jr.	230,500	60,000	40,000	80,500	20,000	30,000
Meredith R. Spangler	203,000	60,000	40,000	80,500	0	22,500
Robert L. Tillman	197,000	60,000	40,000	80,500	0	16,500
Jackie M. Ward	226,000	60,000	40,000	80,500	20,000	25,500
Donald E. Guinn (retired in ’05)	12,000	0	0	0	0	12,000
C. Steven McMillan (retired in ’05)	4,500	0	0	0	0	4,500
	3,450,038	973,984	649,313	1,306,742	100,000	420,000

(1)	Commenced services as a Non-employee Director on February 1, 2005; amounts include pro rata retainer and additional restricted stock award for services from February 1, 2005 through April 27, 2005, the date of the 2005 Annual Meeting.

Non-employee Directors can elect to defer all or any portion of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). For any restricted shares of Common Stock that a director elects to defer, the Corporation credits a “stock account” with one “stock unit” for each such share deferred. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have the cash portion of the annual retainer, as well as any chairperson annual retainer and meeting fees, deferred either into the stock account or a “cash account.” The Corporation credits the stock account with dividend equivalents in the form of additional stock units and credits the cash account with interest at a long-term bond rate. Upon retirement from the Board, a Non-employee Director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment (or in 5 or 10 annual installments if previously elected). Because stock units are not actual shares of Common Stock, they do not have any voting rights.

Changes to Director Compensation for 2006. The form and amount of compensation paid to the Non-employee Directors is reviewed from time to time by the Compensation Committee. On December 13, 2005, upon the recommendation of the Compensation Committee, the Board approved the following compensation package for Non-employee Directors to take effect as of the Annual Meeting:

•	Annual cash award in the amount of $80,000.

•	Annual restricted stock award in the amount of $160,000.

•	Committee chairperson annual retainer in the amount of $30,000 for the Audit Committee and $20,000 for each of the Asset Quality, Compensation, Corporate Governance and Executive Committees.

Effective as of the Annual Meeting, the Corporation will cease providing meeting fees to Non-employee Directors. The annual restricted stock award will continue to be provided under the Directors’ Stock Plan and will continue to be subject to a one-year vesting requirement. Non-employee Directors will also continue to be eligible to defer their compensation under the Director Deferral Plan.

The Corporation adopted formal stock ownership guidelines that apply to Non-employee Directors. Under these guidelines, Non-employee Directors are required to own and hold 10,000 shares of Common Stock. All full value shares beneficially owned are included in the calculation. New Non-employee Directors have up to five years to achieve compliance. In addition, Non-employee Directors will not sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service with the Board.

Retirement Agreement With Mr. Gifford. Mr. Gifford entered into a Retirement Agreement with the Corporation in connection with his retirement as an associate of the Corporation effective January 31, 2005. The agreement remains in effect for a 5-year initial period and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. Under the agreement, Mr. Gifford provides consulting services as requested by the Corporation, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding Corporation initiatives. Mr. Gifford also acknowledged that his retirement did not constitute a termination for “good reason” under his prior FleetBoston change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements, Mr. Gifford receives: (i) a $50,000 retainer for each of the first five years of the agreement; (ii) use of a Corporation-provided aircraft for up to 120 hours per year for each of the first five years of the agreement and up to 100 hours per year for any additional year the agreement remains in effect thereafter; and (iii) office space (for as long as he requests) and secretarial support (for the first five years of the agreement, renewable annually thereafter) that is both reasonable and appropriate in size and scope. Mr. Gifford also received financial planning and tax preparation services for the 2004 and 2005 taxable years. For 2005, the value of these benefits equaled the following: (i) $45,833 (covering 11 months) in consulting fees; (ii) $665,242 in aircraft usage (based on the incremental cost of such usage to the Corporation); (iii) $172,039 in office and administrative support; and (iv) $48,553 in financial planning and tax preparation services.

Upon his retirement as an associate of the Corporation, Mr. Gifford became entitled to receive compensation as a Non-employee Director as more fully described above.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated each of the following individuals for election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

The Nominees

Set forth below are each nominee’s name, principal occupation and five year business history.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (63), Chairman, President and Chief Executive Officer, The Barnet Company, Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, since 2001, and served as Chief Executive Officer from 2000 to 2001. He served as President and Chief Executive Officer of William Barnet & Son, Inc. from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2003. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee. He also serves as a director of Duke Energy Corporation.

FRANK P. BRAMBLE, SR. (57), Former Executive Officer, MBNA Corporation, Wilmington, Delaware. He served as an advisor to the Executive Committee of MBNA Corporation, a financial services company, from April 2005 to December 2005 when it was acquired by the Corporation. Prior to that time, he had served as Vice Chairman of MBNA from July 2002 to April 2005. He also served as a director of Allfirst Financial, Inc. and Allfirst Bank from April 1994 to May 2002, and from December 1999 to May 2002 as Chairman of the Board. He has been a director of the Corporation since January 2006 and is a member of the Asset Quality Committee. He also serves as a director of Constellation Energy Group.

JOHN T. COLLINS (59), Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1993. He has been a director of the Corporation since April 2004 and is a member of the Asset Quality Committee.

GARY L. COUNTRYMAN (66), Chairman Emeritus, Liberty Mutual Group, Boston, Massachusetts, a financial services company. He served as Chairman of Liberty Mutual Group from 1992 to 2000. He also served as Chief Executive Officer from 1986 to 1998. He has been a director of the Corporation since April 2004 and is a member of the Compensation Committee. He also serves as a director of Liberty Mutual Holding Company, Inc., The Neiman Marcus Group, Inc. and NSTAR.

TOMMY R. FRANKS (60), Retired General, United States Army, Tampa, Florida. General Franks has operated Franks & Associates, LLC, a private consulting firm, since 2003. He served in the United States Army from 1965 to 2003. In August 2003, he retired as a four star general. He has been a director of the Corporation since January 2006 and is a member of the Audit Committee. He also serves as a director of Outback Steakhouse International.

PAUL FULTON (71), Chairman, Bassett Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since March 2000 and also served as Chief Executive Officer from August 1997 until March 2000. He has been a director of the Corporation since 1993 and is a member of the Compensation, Corporate Governance and Executive Committees. He also serves as a director of Carter’s, Inc., Lowe’s Companies, Inc. and Sonoco Products Company.

CHARLES K. GIFFORD (63), Former Chairman, Bank of America Corporation, Charlotte, North Carolina. He served as Chairman of the Corporation from April 2004 until January 2005. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. He has been a director of the Corporation since April 2004 and is a member of the Executive Committee. He also serves as a director of NSTAR and CBS Corporation.

W. STEVEN JONES (54), Dean, Kenan-Flagler Business School University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. He has been in his present position since August 2003. From January 1997 to September 2002, he served as Chief Executive Officer and Managing Director of Suncorp-Metway Ltd., an Australian banking, insurance and funds management company. He has been a director of the Corporation since April 2005 and is a member of the Audit Committee. He also serves as Chairman of Kenan-Flagler Business School Foundation and Kenan Institute of Private Enterprise and as a director of Progress Energy, Inc.

KENNETH D. LEWIS (58), Chairman, Chief Executive Officer and President, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001, President since July 2004 and Chairman since February 2005. He previously served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chairman, Chief Executive Officer, President and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the Executive Committee.

MONICA C. LOZANO (49), Publisher and Chief Executive Officer of La Opinion, Los Angeles, California, the largest Spanish-language newspaper in the United States. She has been in her present position since January 2004. In addition, she has served as Senior Vice President of ImpreMedia, LLC, the parent of La Opinion, since January 2004. She also has served as a member of the Board of Regents of the University of California since December 2001, as trustee of the University of Southern California since 1991 and as trustee of SunAmerica Asset Management Corporation since 1998. She also serves as a director of California Health Care Foundation and The Walt Disney Company.

WALTER E. MASSEY (67), President, Morehouse College, Atlanta, Georgia. He has been in his present position since 1995. He has been a director of the Corporation since 1998 and is a member of the Audit Committee. He also serves as a director of BP p.l.c., McDonald’s Corporation and Motorola, Inc.

THOMAS J. MAY (58), Chairman, President and Chief Executive Officer, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its subsidiaries since 2002 and as Chairman and Chief Executive Officer since 1999. He has been a director of the Corporation since April 2004 and is chair of the Audit Committee.

PATRICIA E. MITCHELL (63), President and Chief Executive Officer, The Museum of Television and Radio, New York, New York. She has served in her present position since March 2006. Prior to that time, she had served as President and Chief Executive Officer of Public Broadcasting Service from March 2000 to March 2006. She also had served as President of CNN Productions and Time Inc. Television, a division of Time Warner, Inc. She has been a director of the Corporation since 2001 and is a member of the Asset Quality Committee. She also serves as a director of Knight-Ridder, Inc.

THOMAS M. RYAN (53), Chairman, President and Chief Executive Officer, CVS Corporation, Woonsocket, Rhode Island, an operator of retail pharmacies. He has served as President and Chief Executive Officer since May 1998 and as Chairman since April 1999. He has been a director of the Corporation since April 2004 and is chair of the Corporate Governance Committee. He also serves as a director of Reebok International, Ltd. and Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (67), Chairman, The International Group, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is chair of the Executive Committee and a member of the Compensation Committee. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Lowe’s Companies, Inc.

MEREDITH R. SPANGLER (68), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is a member of the Corporate Governance Committee.

ROBERT L. TILLMAN (62), Chairman and CEO Emeritus, Lowe’s Companies, Inc., Mooresville, North Carolina, a home improvement retailer. He served as Chairman and Chief Executive Officer of Lowe’s Companies, Inc. until January 2005. He has been a director of the Corporation since April 2005 and is a member of the Asset Quality Committee.

JACKIE M. WARD (67), Outside Managing Director, Intec Telecom Systems PLC, Atlanta, Georgia, a telecommunications software company. She has been in her present position since December 2000. She served as Chairman of Computer Generation Incorporated, from May 2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the Asset Quality Committee. She also serves as a director of Equifax, Inc., Flowers Industries, Inc., Sanmina-SCI Corporation, SYSCO Corporation and Wellpoint, Inc.

Stock Ownership

As of December 31, 2005, the Corporation had two classes of voting securities: the Common Stock and the Series B Stock. As of such date, the Corporation did not know of any person who beneficially owned 5% or more of the Common Stock. The following table sets forth, as of December 31, 2005, information regarding the sole holder known to the Corporation to beneficially own more than 5% of the Series B Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	26%

(1)	All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2005, no director, nominee or executive officer of the Corporation owned any shares of the Series B Stock.

The following table sets forth certain information as of December 31, 2005 with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
William Barnet, III (6)	113,219
Frank P. Bramble, Sr. (7)	203,818
Amy Woods Brinkley (8)	1,938,648
Charles W. Coker (9)	284,092
John T. Collins (10)	160,428
Gary L. Countryman (11)	53,432
Alvaro G. de Molina (12)	516,854
Barbara J. Desoer (13)	1,340,098
Tommy R. Franks	300
Paul Fulton (14)	82,983
Charles K. Gifford (15)	2,731,095
W. Steven Jones	4,627
Kenneth D. Lewis (16)	6,611,545
Monica C. Lozano	0
Walter E. Massey	37,142
Thomas J. May (17)	47,131
Liam E. McGee (18)	895,863
Patricia E. Mitchell	20,128
Brian T. Moynihan (19)	750,077
Edward L. Romero	12,017
Thomas M. Ryan (20)	37,496
O. Temple Sloan, Jr. (21)	208,675
Meredith R. Spangler (22)	32,059,746
R. Eugene Taylor (23)	1,883,461
Robert L. Tillman	23,144
Jackie M. Ward	69,905
All directors, nominees and executive officers as a group (26 persons) (24)	50,085,924

(1)	Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding. All directors, nominees and executive officers as a group beneficially owned approximately 1.25% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	Includes the following number of units of Common Stock equivalents credited to the following Non-employee Directors under the Director Deferral Plan as of December 31, 2005: Mr. Barnet, 10,170 units; Mr. Coker, 26,040 units; Mr. Countryman, 8,828 units; Mr. Fulton, 14,596 units; Mr. Jones, 4,627 units; Dr. Massey, 27,434 units; Mr. May, 10,099 units; Ms. Mitchell, 10,818 units; Mr. Romero, 5,893 units; Mr. Ryan, 9,547 units; Mr. Sloan, 2,868 units; Mrs. Spangler, 48,122 units; Mr. Tillman, 3,144 units; Ms. Ward, 49,358 units; and all directors as a group, 231,544 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(4)

Includes restricted stock units awarded under the Bank of America Corporation 2003 Key Associate Stock Plan (or its predecessor, the Bank of America Corporation Key Employee Stock Plan), as of December 31, 2005, to the following named executive officers: Ms. Brinkley, 245,176 units; Mr. de Molina, 61,486 units; Ms. Desoer, 216,131 units; Mr. Lewis, 1,444,673 units; Mr. McGee, 67,144 units; Mr. Moynihan, 45,581 units; and Mr. Taylor, 233,224 units. Also includes restricted stock units awarded under a predecessor FleetBoston stock plan to Mr. Moynihan, a named executive officer, of 52,651 units. As of December 31, 2005, all executive officers as a group held 2,366,066 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes, for each of the following directors, 8,000 shares of Common Stock which such individuals could acquire within 60 days after December 31, 2005 through the exercise of stock options: Mr. Coker, Mr. Fulton, Dr. Massey, Ms. Mitchell, Mr. Sloan, Mrs. Spangler and Ms. Ward.

(6)	Includes 58,826 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 6,180 shares of Common Stock owned by certain family members, Barnet Revocable Trust and Barnet Development Corporation.

(7)	Mr. Bramble’s beneficial ownership is shown as of January 1, 2006 and includes 82,034 shares acquired by exchange in the MBNA merger on January 1, 2006, and 117,960 shares of common stock which Mr. Bramble could acquire within sixty days after December 31, 2005 under the MBNA 1997 Long Term Incentive Plan through the exercise of options to acquire Common Stock received by exchange in the MBNA merger on January 1, 2006.

(8)	Includes 1,680,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(9)	Includes 218,500 shares of Common Stock owned by Mr. Coker’s wife over which he shares voting and investment power.

(10)	Includes 25,585 stock units held under the FleetBoston Director Stock Unit Plan.

(11)	Includes 10,514 stock units held under the FleetBoston Director Stock Unit Plan, 13,971 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 405 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”), 7,890 shares that Mr. Countryman could acquire within 60 days after December 31, 2005 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”) and 236 shares of Common Stock owned by his spouse.

(12)	Includes 285,000 shares of Common Stock which Mr. de Molina could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(13)	Includes 1,088,992 shares of Common Stock which Ms. Desoer could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(14)	Includes 1,176 shares of Common Stock owned by Mr. Fulton’s wife over which he disclaims beneficial ownership.

(15)	Includes 1,728,524 shares that Mr. Gifford could acquire within 60 days after December 31, 2005 under FleetBoston’s long-term incentive plans, 1,090 shares held as a custodian for two of his children, 544 shares that he owns jointly with one of his children, and a total of 355,349 shares held by two trusts under which Mr. Gifford and members of his family are beneficiaries.

(16)	Includes 4,680,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(17)	Includes 18,440 stock units held under the FleetBoston Director Stock Unit Plan, 2,560 stock units held under the BKB Exchange Program, 4,497 stock units held under the BKB Director Stock Award Plan, an interest in 1,348 shares under a deferred compensation plan of Mr. May’s current employer, 7,890 shares that Mr. May could acquire within 60 days after December 31, 2005 under the BKB Director Stock Option Plan and 450 shares of Common Stock jointly held with his spouse.

(18)	Includes 783,416 shares of Common Stock which Mr. McGee could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(19)	Includes 383,158 shares of Common Stock which Mr. Moynihan could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(20)	Includes 23,134 stock units held under the FleetBoston Director Stock Unit Plan and 554 shares owned by Mr. Ryan’s spouse.

(21)	Includes 1,000 shares of Common Stock over which Mr. Sloan shares voting and investment power.

(22)	Includes 31,960,472 shares of Common Stock owned by Mrs. Spangler’s husband, certain other family members for whom Mrs. Spangler’s husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s husband, over which Mrs. Spangler shares voting and investment power.

(23)	Includes 1,522,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after December 31, 2005 through the exercise of stock options.

(24)	Includes 12,340,830 shares of Common Stock which such persons could acquire within 60 days after December 31, 2005 through the exercise of stock options. Of these 50,085,924 shares of Common Stock, such persons had sole voting and investment power over 17,814,228 shares of Common Stock and shared voting or investment power or both over 32,271,696 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and certain of its officers to file reports with the SEC indicating their holdings of, and transactions in, the Corporation’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Corporation believes that, during 2005, its reporting persons complied with all Section 16(a) filing requirements, except that Mr. Barnet filed a late report on Form 4 to report sales of 331 shares and 304 shares of Common Stock of the Corporation.

Compensation Committee Report

Objectives of Executive Compensation Programs. Under the direction of the Compensation Committee of the Board, the Corporation’s executive compensation programs are designed to attract and retain the highest quality executive officers and directly link pay to performance. This pay-for-performance mandate results in compensation programs that:

•	differentiate levels of pay based on levels of performance;

•	align the interests of the executive officers with those of the Corporation’s stockholders; and

•	can be easily understood by the Corporation’s stockholders.

Commitment to Excellence in Governance. The Compensation Committee oversees the Corporation’s executive compensation programs, including the Bank of America Corporation 2003 Key Associate Stock Plan (the “Stock Plan”) and other equity-related plans. The Committee actively engages in these duties and follows procedures intended to ensure excellence in the governance of the Corporation’s pay-for-performance mandate:

•	Only independent members of the Board may serve on the Compensation Committee.

•	The Committee meets on a regular basis throughout the year. Generally at each meeting the Committee reviews: (i) year-to-date personnel expense versus budget; (ii) year-to-date financial performance versus budget; (iii) year-to-date and multi-year performance versus competitor group performance (discussed in more detail below); (iv) Stock Plan run rate and overhang relative to the competitor group; (v) executive officer stock ownership levels; (vi) each executive officer’s target total compensation for the year; and (vii) other topics as appropriate.

•	At least once a year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and non-qualified retirement and deferred compensation benefit accruals and the incremental cost to the Corporation of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement for each executive officer (sometimes referred to as a tally sheet) for this purpose.

•	The Committee members receive materials for each meeting in advance and participate in individual pre-meetings with management to review the materials. If resolutions to consider new or amended plans or agreements are included, the Committee members receive advance copies of the actual plan documents or agreements under consideration with appropriate summaries.

•	The Committee retains an independent executive compensation consultant, which it meets with regularly without the presence of management. When appropriate, the Committee also meets in executive session without the presence of management or the executive compensation consultant.

•	At least once each year, the Committee reviews and reassesses its charter and recommends any proposed changes to the Board for approval. The Committee also conducts an annual review of its own performance.

•	The Committee reports on its meetings to the full Board. The independent members of the Board, after a review of the Corporation’s performance, approve each year the total compensation awards for the executive officers.

Measuring Performance. At the beginning of each year, the Compensation Committee reviews a written performance plan for the Corporation’s Chief Executive Officer. The performance plan includes quantifiable goals in three areas of achievement:

•	Customer Satisfaction. Goals may include measures of customer delight, market share growth or product excellence.

•	Associate Satisfaction. Goals may include measures of associate excellence, associate development or diversity.

•	Stockholder Satisfaction. The Compensation Committee reviews objective data concerning the Corporation’s financial performance, with a particular focus on revenue, net income, operating earnings per share, shareholder value added and total stockholder return.

The other executive officers also have written performance plans covering the same three areas of achievement, although the specific goals established may be either corporate or business unit focused depending on the executive officer’s position and scope of responsibility.

Following the end of each year, the Compensation Committee assesses each executive officer’s performance relative to the executive officer’s given performance plan. The Committee applies the following core principles when engaged in this assessment:

•	The Committee reviews the extent to which the Corporation’s internal goals have been achieved. In reviewing achievement of internal goals, the Committee considers the quality of the Corporation’s earnings.

•	The Committee reviews the Corporation’s performance relative to the performance of the Corporation’s compensation competitor group. This competitor group is comprised of the largest United States bank holding companies and diversified financial services companies.* The Committee also reviews the compensation practices and performance of certain leading United States (generally, Fortune 20) non-financial services companies.

•	The Committee also reviews performance over a one-year, three-year and five-year period, and for the Chief Executive Officer, over his full tenure.

Levels and Mix of Compensation. Each year the Compensation Committee determines a target total compensation package for each executive officer, comprised of the following four primary components**:

•	base salary;

*	For 2005, the competitor group of the largest United States bank holding companies and diversified financial services companies used by the Compensation Committee consisted of the following eight companies: Citigroup, Goldman Sachs, JP Morgan Chase, Merrill Lynch, Morgan Stanley, US Bancorp, Wachovia and Wells Fargo. This competitor group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank holding companies comprising the S&P GICS Bank Industry Index used in the stock performance graph.
**	Executive officers also participate in the Corporation’s various qualified and certain non-qualified employee benefit plans designed to provide retirement income. Consistent with the Corporation’s pay-for-performance mandate, the Corporation froze benefits effective December 31, 2002 under the Bank of America SERP in which certain of the named executive officers participate. Accordingly, no additional benefits accrue under the Bank of America SERP for compensation or service for periods beginning after December 31, 2002. In addition, at the request of Mr. Moynihan, his participation in the Fleet SERP was frozen effective December 31, 2005, and he therefore accrues no further benefits under that plan for compensation or periods of service after that date. See “Retirement Plans for Executive Officers.”

•	cash incentive compensation;***

•	restricted stock awards;*** and

•	stock option awards.

In establishing the target total compensation package for each year, the Committee considers the compensation practices at the compensation competitor group and advice from the independent executive compensation consultant.

The actual cash incentive compensation, restricted stock awards and stock option awards for each executive officer will be determined following the end of the year based on the Compensation Committee’s assessment of the executive officer’s performance as described above.

Generally, the Compensation Committee establishes target performance goals to correspond to superior performance. The Compensation Committee expects target total compensation to approximate the median to high quartile of the competitor group for achieving this level of performance. Base salary constitutes only a small portion of this total compensation package. For example, the Chief Executive Officer’s base salary represents only about 6% of his target total compensation package, and base salary constitutes less than 10% of the target total compensation package for the other executive officers. As a result, almost all of each executive officer’s actual compensation each year is directly linked to the executive officer’s actual performance as determined by the Compensation Committee.

Emphasis on Long-Term Stock Ownership. The Compensation Committee believes that stock ownership by the executive officers is the best way to align the interests of the executive officers with those of the Corporation’s stockholders. Each executive officer’s target total compensation package includes a balanced combination of restricted stock and stock option awards in furtherance of this stock ownership goal, and these stock components comprise the majority of the target total compensation package.

The Compensation Committee believes in a balanced approach to stock compensation, providing for a mix of restricted stock and stock option awards. In recent years, the Compensation Committee has placed somewhat greater emphasis on restricted stock awards rather than stock options as a means to increase long-term stock ownership by the executive officers. Restricted stock and stock option awards are designed to encourage long-term stock ownership through the following features:

•	Restricted stock and stock option awards cliff vest 100% on the third anniversary of the grant date and are subject to forfeiture if the executive officer resigns before the vesting date.****

•	Stock options have an exercise price not less than fair market value of the Common Stock on the date of grant. Any gains realized by an executive officer upon exercise of the stock option (net of taxes) must be held by the executive officer in the form of shares of Common Stock for an additional three-year period following exercise (or until termination of employment, if earlier).

In addition, the Corporation has formal stock ownership guidelines applicable to the executive officers. Under these guidelines, the Chief Executive Officer is required to hold at least 500,000 shares of Common Stock and the

***	Cash incentive compensation and restricted stock awards are provided under the stockholder-approved Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation’s net income for that year. Under the EIC Plan, the Compensation Committee can determine to make all or any portion of the annual incentive award in the form of an award of restricted stock granted under the Stock Plan. The portion of the total incentive award to be delivered as restricted stock is determined under the Corporation’s Equity Incentive Program, although the Compensation Committee may make certain adjustments under the EIC Plan to either increase or decrease the total percentage of the award delivered as restricted stock. However, in no event will the total value of the annual incentive award (i.e., the cash and restricted stock portions combined) exceed the maximum deductible amount under the EIC Plan formula described above.
****	For awards granted in February 2006, if the executive officer resigns having met the “Rule of 60,” the executive officer may continue to become vested in the award in accordance with the original vesting schedule, but only if the executive officer does not engage in services with certain competitive businesses during the vesting period. The executive officer meets the Rule of 60 if the executive officer has at least 10 years of vesting service under the Corporation’s pension plan in which the executive officer participates and the executive officer’s age and years of service add up to at least 60. Currently, each of the executive officers meets the Rule of 60.

other executive officers at least 150,000 shares of Common Stock. Unexercised stock options (whether vested or unvested) are disregarded for this purpose. Currently, all of the executive officers meet these guidelines.

Examples of Commitment to Pay-for-Performance. The Compensation Committee believes that the Corporation’s actions in recent years demonstrate the Corporation’s commitment to its pay-for-performance mandate:

•	The Corporation does not have any employment, severance or change in control agreements with any of its executive officers. In recent years, both Mr. Lewis and Mr. Moynihan have voluntarily cancelled employment agreements that otherwise provided potential severance benefits.

•	As discussed above, the Corporation encourages long-term stock ownership by the executive officers, with award features such as three-year cliff vesting on restricted stock and stock option awards and an additional three-year hold requirement on net proceeds from stock option exercises.

•	The executive officers are subject to formal stock ownership guidelines. Currently all of the executive officers comply with these guidelines.

•	The Corporation began expensing stock options in 2003, before it was required to do so by FASB. The Corporation was also a leader in the shift from stock options to restricted stock as part of a balanced approach to stock compensation.

•	The Stock Plan prohibits discounted stock options, reload stock options or stock option re-pricing.

•	During 2002, the Corporation adopted a Policy on Future Severance Agreements. Pursuant to this Policy, the Corporation will not enter into employment or severance agreements with its named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by the stockholders.

•	Executive officers do not accrue any additional benefits under any supplemental executive retirement plans. In addition, employer contributions under all qualified and non-qualified retirement plans are limited to the first $250,000 in compensation. Accordingly, the Compensation Committee’s decisions to award annual performance-based cash incentive compensation, restricted stock awards and stock option awards do not create any additional retirement benefit accruals. See “Retirement Plans for Executive Officers.”

•	Beginning in 2006, the Corporation is making it more expensive for executive officers who use corporate aircraft for personal travel by requiring income to be imputed to executive officers for such travel using a third-party “charter value,” rather than the more common Internal Revenue Service “Standard Industry Fair Level” (or SIFL). This practice will also allow the Corporation to maximize its tax deductions for the related operating expenses of the aircraft.

Section 162(m). Compensation decisions for the executive officers are made with full consideration of the Code Section 162(m) implications. (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.) Amounts awarded under the stockholder-approved Executive Incentive Compensation Plan (“EIC Plan”) (both the cash and restricted stock components) are intended to constitute “performance-based compensation” under Code Section 162(m). Likewise, compensation realized by executive officers through the exercise of stock options should be fully deductible to the Corporation as “performance-based compensation” under Section 162(m).

2005 Compensation for Mr. Lewis. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation recommendations made by the Compensation Committee and approved by the independent members of the Board with respect to the 2005 compensation for Mr. Lewis as the Corporation’s Chief Executive Officer.

Early in 2005, the Compensation Committee established Mr. Lewis’s target total compensation package for 2005. In determining Mr. Lewis’s cash incentive, restricted stock and stock option awards for performance in 2005, the Compensation Committee reviewed the written performance plan established for Mr. Lewis earlier in the year and the outcomes of the various goals related to customer, associate and stockholder satisfaction under that performance plan. In particular, the Compensation Committee noted the following:

•	The Corporation exceeded substantially all of its key operating goals for 2005, including operating net income, earnings per share and shareholder value added.

•	Over the three-year period from 2003 through 2005, the Corporation provided stockholders with a 14% annualized rate of total stockholder return, and reported operating net income had double digit growth each year.

•	Over the five-year period of Mr. Lewis’s tenure as Chief Executive Officer, the Corporation has delivered consistent, outstanding returns for the Corporation’s stockholders.

—	Over this five-year period, the Corporation has had the highest total stockholder return among its competitor group, delivering an annualized rate of return of approximately 20%.

—	The Corporation has delivered a positive total stockholder return in each of the five years, an achievement matched by only one other company in the competitor group.

—	Reported operating net income grew each year, with double digit growth 4 out of 5 years.

—	The Corporation was top 3 among its competitor group in all five key categories of stockholder satisfaction — operating net income growth, revenue growth, earnings per share growth, shareholder value added growth and cumulative total stockholder return.

•	During 2005, the Corporation continued to make strategic investments to position the Corporation for future growth while delivering positive total stockholder returns.

—	The FleetBoston operational integration was completed extremely effectively.

—	The Corporation made a strategic investment in China Construction Bank.

—	The Corporation positioned itself to become the leading issuer of credit cards by agreeing to purchase MBNA Corporation.

The amount of Mr. Lewis’s total compensation for 2005 was below his 2004 total compensation, but above his 2005 target compensation as a result of this high level of achievement. Based on its review of Mr. Lewis’s and the Corporation’s performance, and based on its review of all components and mix of Mr. Lewis’s compensation for 2005, the Compensation Committee has determined such compensation to be in the aggregate reasonable and appropriate.

Submitted by the Compensation Committee of the Board:

Charles W. Coker, Chair

Gary L. Countryman

Paul Fulton

O. Temple Sloan, Jr.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid to the named individuals for services rendered to the Corporation and its subsidiaries during the periods indicated.

			Annual Compensation			Long-Term Compensation Awards
Name and Principal Position (1)	Year	Total Compensation ($)	Salary ($)	Bonus (2) ($)	Other Annual Compensation (3) ($)	Restricted Stock Awards (2) (4) ($)	Securities Underlying Options (5) (#) ($)		All Other Compensation (6) ($)
Kenneth D. Lewis Chairman, President and Chief Executive Officer	2005 2004 2003	22,027,984 22,724,058 20,217,981	1,500,000 1,500,000 1,500,000	5,650,000 5,712,500 5,375,000	112,292 69,451 4,850	11,697,599 11,842,884 10,757,859	425,000 500,000 400,000	2,932,500 3,240,000 2,234,000	135,593 359,223 346,272

Alvaro G. de Molina (7) Chief Financial Officer	2005 2004	8,723,985 7,923,172	700,000 625,000	3,050,000 2,920,000	175,463 9,891	3,479,022 2,893,531	180,000 200,000	1,242,000 1,296,000	77,500 178,750

R. Eugene Taylor Vice Chairman and President, Global Corporate and Investment Banking	2005 2004 2003	9,081,555 8,235,733 7,487,075	791,667 700,000 700,000	3,050,000 2,855,000 2,530,000	33,001 3,936 3,682	3,882,387 3,159,797 2,915,393	180,000 200,000 200,000	1,242,000 1,296,000 1,117,000	82,500 221,000 221,000

Amy Woods Brinkley Global Risk Executive	2005 2004 2003	8,594,710 8,238,829 7,863,704	800,000 800,000 800,000	3,050,000 2,725,000 2,595,000	44,519 11,914 15,651	3,378,191 3,189,915 3,120,053	180,000 200,000 200,000	1,242,000 1,296,000 1,117,000	80,000 216,000 216,000

Barbara J. Desoer Global Technology, Service and Fulfillment Executive	2005 2004 2003	8,568,668 7,784,305 7,523,098	791,667 691,667 645,833	2,985,000 2,725,000 2,595,000	26,245 80,568 17,460	3,443,756 2,788,070 2,950,305	180,000 200,000 200,000	1,242,000 1,296,000 1,117,000	80,000 203,000 197,500

Liam E. McGee (7) President, Global Consumer and Small Business Banking	2005 2004	8,570,691 8,448,677	791,667 700,000	2,985,000 2,855,000	30,768 235,980	3,443,756 3,159,797	180,000 200,000	1,242,000 1,296,000	77,500 201,900

Brian T. Moynihan (8) President, Global Wealth and Investment Management	2005 2004	9,333,774 11,821,547	691,667 580,929	2,985,000 2,465,000	63,249 23,195	3,544,586 4,657,577	180,000 200,000	1,242,000 1,296,000	807,272 2,798,846

(1)	The listed positions are those occupied as of December 31, 2005.

(2)	Under the EIC Plan and the Equity Incentive Program, the Compensation Committee determines an incentive award based on performance for the year which is delivered part in cash and part in the form of restricted stock shares or restricted stock units (collectively, “restricted stock”) to be earned and paid over time. Accordingly, the cash portion of the award is shown as Annual Compensation under the Bonus column and the restricted stock portion is shown as a Long Term Compensation Award under the Restricted Stock Awards column. The value of the restricted stock awards for 2005 is based on a closing price of $44.36 per share on February 15, 2006, the grant date for the awards. Each such restricted stock award vests on the third anniversary of the grant date if the named executive officer remains employed with the Corporation through that date (or earlier in the event of death, disability or involuntary termination without cause). The award also continues to vest in accordance with the original vesting schedule if the named executive officer resigns after having met the Rule of 60, provided the named executive officer does not engage in services with certain competitive businesses during the vesting period. The executive receives dividends (or dividend equivalents) on the restricted stock payable in cash prior to vesting.

Mr. Moynihan received an award under the EIC Plan for performance in 2004 as described above, valued at $2,145,042 (based on the February 15, 2005 closing price). In addition, as part of the deferred retention account under Mr. Moynihan’s employment agreement with the Corporation entered in connection with the FleetBoston merger, the Corporation granted Mr. Moynihan an award of restricted stock units on April 1, 2004, valued at $2,512,535 (based on the April 1, 2004 closing price of $40.74 per share). These restricted stock units represented 50% of the cash severance payments under Mr. Moynihan’s prior change in control agreement with FleetBoston and were fully vested on the date of grant. These restricted stock units were paid out during 2005 in connection with the cancellation of Mr. Moynihan’s employment agreement. See “Employment Agreements with Executive Officers.”

(3)	The following table lists the components of Other Annual Compensation. The amounts under “Use of Corporate Aircraft” represent the Corporation’s incremental cost for personal use of the Corporation’s aircraft.

Name	Year	Total ($)	Tax Preparation & Financial Planning ($)	Relocation ($)	Certain Payments for Taxes ($)	Use of Corporate Aircraft ($)	Club Dues ($)	Home Security and Secured Parking ($)
Kenneth D. Lewis	2005 2004 2003	112,292 69,451 4,850	20,920 19,475 2,450	0 0 0	0 0 0	82,798 14,087 0	0 0 0	8,574 35,889 2,400
Alvaro G. de Molina	2005 2004	175,463 9,891	17,870 950	0 0	0 0	151,183 6,541	0 0	6,410 2,400
R. Eugene Taylor	2005 2004 2003	33,001 3,936 3,682	17,870 0 0	0 0 0	0 0 0	11,949 499 0	0 0 0	3,182 3,437 3,682
Amy Woods Brinkley	2005 2004 2003	44,519 11,914 15,651	22,070 7,525 12,350	0 0 0	0 0 0	18,166 0 0	0 0 0	4,283 4,389 3,301
Barbara J. Desoer	2005 2004 2003	26,245 80,568 17,460	21,170 4,550 9,400	0 0 0	0 0 0	0 72,720 0	0 0 0	5,075 3,298 8,060
Liam E. McGee	2005 2004	30,768 235,980	17,870 0	0 212,518	0 13,748	7,468 6,574	0 0	5,430 3,140
Brian T. Moynihan	2005 2004	63,249 23,195	18,870 0	0 0	3,283 5,593	41,096 9,799	0 7,803	0 0

(4)	As of December 31, 2005, the named executive officers held the following number of restricted stock shares or units with the following values (based on the closing price of $46.15 per share on December 30, 2005): Mr. Lewis — 1,444,673 shares/units valued at $66,671,659 (of which 600,000 units valued at $27,690,000 are fully vested and payable following termination of employment); Mr. de Molina — 150,086 shares/units valued at $6,926,469; Mr. Taylor — 233,224 shares/units valued at $10,763,288; Ms. Brinkley — 245,176 shares/units valued at $11,314,872; Ms. Desoer — 216,131 shares/units valued at $9,974,446; Mr. McGee — 81,059 shares/units valued at $3,740,873; Mr. Moynihan — 98,232 shares/units valued at $4,533,407.

(5)	Stock option grants reported for each year show grants made the following year for performance in the year indicated. The dollar value of stock option grants equals the grant date present value as shown in the Option Grants table.

(6)	The following table lists the components of All Other Compensation:

Name	Year	Total ($)	Matching Contributions ($)	Value of Split Dollar Coverage (a) ($)	Pension Accruals (b) ($)	Other (c) ($)
Kenneth D. Lewis	2005 2004 2003	135,593 359,223 346,272	62,500 125,000 125,000	53,093 34,223 21,272	20,000 200,000 200,000	0 0 0
Alvaro G. de Molina	2005 2004	77,500 178,750	62,500 81,250	0 0	15,000 97,500	0 0
R. Eugene Taylor	2005 2004 2003	82,500 221,000 221,000	62,500 85,000 85,000	0 0 0	20,000 136,000 136,000	0 0 0
Amy Woods Brinkley	2005 2004 2003	80,000 216,000 216,000	62,500 90,000 90,000	0 0 0	17,500 126,000 126,000	0 0 0
Barbara J. Desoer	2005 2004 2003	80,000 203,000 197,500	62,500 84,583 82,292	0 0 0	17,500 118,417 115,208	0 0 0
Liam E. McGee	2005 2004	77,500 201,900	62,500 85,000	0 0	15,000 116,900	0 0
Brian T. Moynihan	2005 2004	807,272 2,798,846	10,500 12,300	0 0	771,900 252,897	24,872 2,533,649

(a)	No premiums were paid under split dollar life insurance arrangements for the executive officers during any of the listed years.

(b)	The amount of pension accruals equals the amount of compensation credits under the Corporation’s qualified and non-qualified pension plans with respect to plan-eligible compensation paid in each applicable year. For Mr. Moynihan the amount also includes the actuarially equivalent present value of retirement benefits accrued under the FleetBoston Supplemental Executive Retirement Plan for plan-eligible compensation and service for each applicable year. Mr. Moynihan has agreed to freeze his participation in that plan effective December 31, 2005. See “Retirement Plans for Executive Officers.”

(c)	For Mr. Moynihan, includes premiums paid by the Corporation for supplemental death benefit coverage ($6,394 for 2005 and $4,651 for 2004) and above-market earnings on certain deferred compensation benefits ($18,478 for 2005 and $16,498 for 2004). Also, on April 1, 2004, $2,512,500 was credited to a cash deferral account pursuant to the employment agreement Mr. Moynihan entered into with the Corporation in connection with the FleetBoston merger. The deferral account represented 50% of the cash severance payments under Mr. Moynihan’s prior change in control agreement with FleetBoston and was fully vested when established. The deferral account was paid out in connection with the cancellation of Mr. Moynihan’s employment agreement. See “Employment Agreements with Executive Officers.”

(7)	Mr. de Molina and Mr. McGee were not executive officers of the Corporation in 2003.

(8)	Although Mr. Moynihan did not become an associate of the Corporation until April 1, 2004, the effective date of the FleetBoston merger, the information in the table reflects his compensation for the full 2004 year.

Option Grants. The following table shows the number and value of stock option grants made in February 2006 related to 2005 performance.

Option Grants for 2005 (1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Associates in 2005	Exercise Price ($ per Share)	Expiration Date	Grant Date Present Value (2) ($)
Kenneth D. Lewis	425,000	1.19%	44.36	February 15, 2016	2,932,500
Alvaro G. de Molina	180,000	0.51%	44.36	February 15, 2016	1,242,000
R. Eugene Taylor	180,000	0.51%	44.36	February 15, 2016	1,242,000
Amy Woods Brinkley	180,000	0.51%	44.36	February 15, 2016	1,242,000
Barbara J. Desoer	180,000	0.51%	44.36	February 15, 2016	1,242,000
Liam E. McGee	180,000	0.51%	44.36	February 15, 2016	1,242,000
Brian T. Moynihan	180,000	0.51%	44.36	February 15, 2016	1,242,000

(1)	All options: (i) are nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest 100% on the third anniversary of the grant date (or earlier in the event of death, disability, workforce reduction or divestiture); (v) continue to vest in accordance with the original vesting schedule in case of resignation after having met the Rule of 60, subject to certain conditions; (vi) continue to be exercisable following termination of employment in certain circumstances; and (vii) are otherwise subject to the terms and provisions of the Stock Plan. Certain of the shares acquired upon exercise must be held for a period of 3 years following exercise (or until termination of employment, if earlier).

(2)	A lattice option pricing model was used to estimate the grant date fair value assuming: (i) a weighted average expected volatility of approximately 20.3%; (ii) an expected dividend yield of 4.5%; (iii) a weighted average risk-free interest rate of 4.51%; and (iv) an exercise price equal to the stock price on the date of grant. Additionally, an expected option term of approximately 6.5 years, representing the period of time that options granted are expected to be outstanding, is derived from the output of the model. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Option Exercises and Year-End Option Values.    The following table shows information regarding the value of options exercised during 2005 and certain information about unexercised options at year-end.

Aggregated Option Exercises in 2005 and 2005 Year-End Option Values

	Options Exercised During 2005		Number of Securities Underlying Unexercised Options on December 31, 2005 (#)		Value of Unexercised In-the-Money Options on December 31, 2005 ($)(2)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth D. Lewis	0	0	4,280,000	1,300,000	47,135,800	6,600,000
Alvaro G. de Molina	105,000	1,555,625	105,000	560,000	1,624,350	2,970,000
R. Eugene Taylor	200,000	4,139,459	1,322,000	600,000	21,191,140	3,300,000
Amy Woods Brinkley	0	0	1,480,000	600,000	24,551,800	3,300,000
Barbara J. Desoer	0	0	881,392	600,000	13,521,000	3,300,000
Liam E. McGee	185,136	3,341,883	675,416	356,000	8,147,855	1,183,320
Brian T. Moynihan	148,544	3,619,993	383,158	200,000	5,568,065	0

(1)	Value represents market value at exercise less the exercise price.

(2)	Value represents the difference between the exercise price and the market value of Common Stock on December 31, 2005 (based on the closing price of $46.15 per share on December 30, 2005). An option is “in-the-money” if the market value of Common Stock exceeds the exercise price.

Retirement Plans for Executive Officers

Qualified Pension Plans. The Corporation sponsors The Bank of America Pension Plan (the “Bank of America Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of the associates of the Corporation and its subsidiaries (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy Fleet (the “Legacy Fleet Pension Plan”). The named executive officers participate in the Bank of America Pension Plan, other than Mr. Moynihan who participates in the Legacy Fleet Pension Plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan (such salary and bonus as described in the Summary Compensation Table). Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($210,000 for 2005). The applicable compensation credit percentage ranges between 2% and 8% under the Bank of America Pension Plan and between 4% and 8.5% (or between 7% and 16% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case depending on the participant’s combined age and years of “benefit service” as of the start of each plan year.

“Investment credits” under the Bank of America Pension Plan are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures (which correspond to the investment funds available under The Bank of America 401(k) Plan). “Interest credits” under the Legacy Fleet Pension Plan equal the yield on 1-year T-bills, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plan and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plans. The named executive officers participate in the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), other than Mr. Moynihan who participates in the FleetBoston Financial Corporation Retirement Income Assurance Plan (the “RIAP”). Both the Pension Restoration Plan and the RIAP are non-qualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to certain limits applicable to tax-qualified plans (such as the compensation limit described above) or due to participation in certain non-qualified deferred compensation plans. However, for 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000. Pension Restoration Plan and RIAP benefits are generally payable at the same time and in the same form as benefits under the related tax-qualified pension plan, subject to limited exceptions.

Frozen SERPs. Certain of the named executive officers participate in the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “Bank of America SERP”), and Mr. Moynihan participates in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (the “Fleet SERP”). Consistent with the Corporation’s pay-for-performance mandate, the Bank of America SERP was frozen effective December 31, 2002 and Mr. Moynihan agreed to a freeze of the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under either the Bank of America SERP or the Fleet SERP for any executive officer. Prior to being frozen, each SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan and pension restoration plan and, in the case of the Bank of America SERP, offset by Social Security. SERP participants will be eligible to receive the portion of their SERP benefits accrued through December 31, 2002 (or December 31, 2005, in the case of Mr. Moynihan) following their retirement in the form of a joint and 75% survivor annuity (or, in the case of Mr. de Molina, a joint and 66 2/3% survivor annuity). Actuarially equivalent lump sum and installment payment options may also be elected.

Estimated Annual Benefits Payable to Named Executive Officers. The following table provides the estimated annual benefits from all of the sources described above, payable as a joint and 75% survivor annuity (or, in the case of Mr. de Molina, a joint and 66 2/3% survivor annuity) commencing at age 60 based on accruals through December 31, 2005, and projecting cash balance accounts under the Bank of America Pension Plan and Pension Restoration Plan to age 60 at 4.90% (which is the statutory interest rate applicable to the Pension Plan for 2005), or in the case of Mr. Moynihan projecting cash balance accounts under the Legacy Fleet Pension Plan and the RIAP to age 60 at 3.25% (which is the minimum interest crediting rate under the Legacy Fleet Pension Plan):

Name	Year of 60th Birthday	Estimated Annual Benefit ($)
Kenneth D. Lewis	2007	3,501,128
Alvaro G. de Molina	2017	552,772
R. Eugene Taylor	2007	1,119,641
Amy Woods Brinkley	2016	1,357,037
Barbara J. Desoer	2012	914,574
Liam E. McGee	2014	93,836
Brian T. Moynihan	2019	645,192

Deferred Compensation Plan.    Mr. Lewis and Mr. Taylor also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his or her deferrals, along with interest, following the participant’s termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for “regular” early retirement.

Benefit Security Trust.    In 1990, the Corporation and certain of its subsidiaries established a Benefit Security Trust (the “Trust”), to set aside funds to pay benefits under designated nonqualified retirement and deferred compensation plans. The Trust is a “grantor trust” under the Code, meaning that the assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of insolvency. Following a change in control of the Corporation, benefits under the covered plans will be paid from Trust assets to the extent not paid by the Corporation or its subsidiaries. No contributions have been made to the Trust since 1999. The fair market value of assets held in the Trust as of December 31, 2005 was $379.2 million.

Employment Agreements With Executive Officers.    The Corporation does not have any employment, severance or change in control agreements with any of its executive officers. In connection with the execution of the merger agreement between FleetBoston and the Corporation, the Corporation entered into a three-year employment agreement with Mr. Moynihan. This employment agreement became effective upon completion of the FleetBoston merger on April 1, 2004 and was to continue in effect until April 1, 2007. However, at the request of Mr. Moynihan, on October 26, 2005 Mr. Moynihan entered into a Cancellation Agreement (the “Cancellation Agreement”) with the Corporation pursuant to which the employment agreement was canceled effective October 26, 2005. In accordance with the Cancellation Agreement, Mr. Moynihan has no further rights to any severance or other benefits under the employment agreement, except that he continues to have the right to receive a tax gross-up payment under certain circumstances if an excise tax is imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of the FleetBoston merger. Under the employment agreement, the Corporation established a deferred compensation account for Mr. Moynihan and granted Mr. Moynihan certain restricted stock units (as described in the footnotes to the Summary Compensation Table with respect to 2004), which amounts represented the cash severance that would have been payable under Mr. Moynihan’s prior change in control agreement with FleetBoston determined as of April 1, 2004. In connection with the cancellation of the employment agreement, these vested amounts were paid out on November 1, 2005.

Stock Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total stockholders’ return on the Common Stock with: (i) Standard & Poor’s 500 Index; and (ii) Standard & Poor’s Global Industry Classification Standard (“GICS”) Bank Industry Index for the years ended 2001 to 2005, inclusive.

The graph assumes an initial investment of $100 at the end of 2000 and the reinvestment of all dividends during the periods indicated.

Compensation Committee Interlocks and Insider Participation

Mr. Coker, Mr. Countryman, Mr. Fulton and Mr. Sloan currently serve on the Compensation Committee. None of these individuals is or has been an officer or associate of the Corporation.

Certain Transactions

A number of the Corporation’s directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation’s banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the ordinary course of business, the Corporation also performs investment banking, financial advisory and other services for entities with which its directors are affiliated.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Mr. Countryman’s daughter is one of 351 partners in a law firm that has regularly provided legal services to the Corporation and its predecessors for over 100 years. In 2005, the law firm received approximately $18.8 million for services provided to the Corporation and its subsidiaries, a portion of which was paid by customers of the Corporation. She does not serve on the management committee of the law firm and the law firm does not consider her to be one of its executive officers.

The Corporation leases space for banking centers from subsidiaries of Highwoods Properties, Inc., a company of which Mr. Sloan is Chairman. In 2005, the Corporation paid rental and related charges of approximately $2,300,000 for this space. Mr. Sloan is neither an executive officer nor an employee of Highwoods.

Audit Committee Report

The Audit Committee currently consists of five members of the Board, each of whom is independent under the NYSE listing standards, SEC rules and regulations applicable to audit committees. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the Corporation’s December 31, 2005 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm (“PwC”). The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2005 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

Submitted by the Audit Committee of the Board:

Thomas J. May, Chair

William Barnet, III

Tommy Franks

W. Steven Jones

Walter E. Massey

ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2006, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

During 2005, PwC’s fees for services rendered equaled $47,800,000, and PwC’s fees for services for 2004 were $52,400,000. These amounts are divided into the following four categories:

Audit Fees

PwC’s fees related to the audit of the Corporation’s consolidated financial statements, the audit of statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents were $27,400,000 in 2005 and $28,800,000 in 2004.

Audit-Related Fees

PwC charged the Corporation $6,700,000 for audit-related fees in 2005, and $7,500,000 for audit-related fees in 2004. These fees included other audit and attest services, financial accounting, reporting and compliance matters, risk and controls review and transaction and due diligence services.

Tax Fees

PwC charged the Corporation $13,500,000 for tax compliance, advisory and planning services in 2005, and $15,300,000 for tax compliance, advisory and planning services in 2004.

All Other Fees

PwC billed the Corporation $200,000 for all other fees in 2005, and $800,000 for all other fees in 2004. These fees were for financial advisory, litigation assistance and human resource advisory work.

Pre-approval Policies and Procedures

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by the Corporation’s independent registered public accounting firm. The Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The list of pre-approved services is divided into four categories: audit services, audit-related services, tax services and all other services. In addition, the Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee chair, and any pre-approved actions by the Audit Committee chair as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2005 were pre-approved by the Audit Committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2006 (Item 2 on the proxy card).

ITEM 3: ADOPTION OF AN AMENDMENT TO THE 2003 KEY ASSOCIATE STOCK PLAN

The Corporation currently maintains the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004, which the Corporation refers to as the Stock Plan. Under this plan, the Corporation has reserved a number of shares of Common Stock for issuance to key associates in the form of stock options, stock appreciation rights (SARs), restricted stock shares and restricted stock units. The Stock Plan’s term is currently scheduled to expire on December 31, 2008.

Prior to the merger with MBNA Corporation, which closed on January 1, 2006, the Corporation estimated that the remaining available shares under the Stock Plan would be sufficient to grant awards through the annual grant for performance year 2006 to be made in February 2007. However, the MBNA merger has increased the number of key associates eligible for awards under the Stock Plan and the Stock Plan reserve may not fully fund the 2007 grants. The MBNA equity compensation plans have been terminated effective as of January 1, 2006, and no available shares have been carried over from the MBNA plans to the Stock Plan.

In order to provide a sufficient pool of equity for the Corporation to attract and retain talent over the next three to four years, the Board has adopted, subject to stockholder approval, an amendment to the Stock Plan to add 180 million shares of Common Stock to the pool of shares available for awards. The Corporation refers to the Stock Plan as modified by this amendment as the Amended Stock Plan. The Amended Stock Plan is nearly identical in design to the current Stock Plan, but also has a few important differences described in this section. The Amended Stock Plan extends the Stock Plan’s term by three years, from December 31, 2008 to December 31, 2011.

Plan Features and Grant Practices That Protect Stockholder Interests

The Amended Stock Plan and the Corporation’s grant practices include a number of features intended to protect the interests of stockholders:

•	The number of additional shares requested, 180 million, represents only an additional 3.1% of overhang.

•	The Amended Stock Plan incorporates a limit on the number of the new shares that can be granted as “full value” awards of restricted stock shares or units. Under the Amended Stock Plan, any additional grants of full value awards beyond this limit would be counted at a 6:1 premium factor against the remaining available share pool.

•	A significant portion (approximately 50%) of the full value shares are expected to be used for grants of restricted stock shares or units as a portion of annual incentive awards to key associates.

•	As discussed below, the Corporation is making a three-year average run-rate commitment regarding the use of shares for the period 2006 through 2008.

•	The Amended Stock Plan includes a minimum three-year pro rata vesting schedule for awards. In practice, grants of stock options and restricted stock shares and units to executive officers and other members of senior management have incorporated a three-year cliff-vesting schedule. Grants of stock options to executive officers and other members of senior management have also included a requirement to hold “net profit shares” for up to three years after exercise.

•	The Amended Stock Plan incorporates specific limitations on the ability of the Compensation Committee to accelerate vesting or waive restrictions on awards.

•	The Amended Stock Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligation of grants or the “net counting” of shares for stock option or SAR exercises). The only add backs are for awards that are cancelled or forfeited or for awards payable in cash.

•	The Amended Stock Plan does not permit the use of discounted stock options or SARs, the use of dividend equivalents on stock options or SARs, or the use of reload options.

•	The Amended Stock Plan does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution.

•	The Amended Stock Plan specifically prohibits the re-pricing of stock options or SARs without stockholder approval.

•	All of the Corporation’s current equity compensation programs are funded by grants under a stockholder approved program. The current Stock Plan was last approved by shareholders in 2004 with a more than 80% approval rating.

The Amended Stock Plan is intended to serve a critical function in the Corporation’s overall compensation program. The Corporation believes that the compensation of its key associates should be significantly linked to the Corporation’s business performance in order to enhance the Corporation’s long-term success and value. The Amended Stock Plan will serve this compensation philosophy by providing a source of stock-based awards for key associates. The Corporation believes that stock-based awards best align the interests of the key associates with those of the Corporation’s stockholders. Awards generally include vesting and other terms and conditions that encourage a long-term stock ownership by key associates and provide incentive for key associates to remain employed with the Corporation and its subsidiaries. The Amended Stock Plan will also provide the Corporation with a competitive program to better attract, recruit and retain key associates of outstanding ability who have the ability to further enhance the long-term success and value of the Corporation through their services.

The following is a summary of the material terms of the Amended Stock Plan, with significant differences from the current Stock Plan identified where applicable. It is qualified in its entirety by reference to the terms of the Stock

Plan, as amended. A copy of the proposed amendment to the Stock Plan is attached to this proxy statement as Appendix B. The amendment will become effective at the Annual Meeting only if it is approved by the Corporation’s stockholders.

Number of Shares

Under the Stock Plan as currently in effect, there are reserved for issuance an aggregate of 200 million shares of Common Stock, plus (a) any remaining shares that were available for awards as of December 31, 2002 under the Bank of America Corporation Key Employee Stock Plan (the predecessor to the Stock Plan) (33,711,872 shares), plus (b) any shares covered by awards granted under the Bank of America Corporation Key Employee Stock Plan before January 1, 2003 that again become available because of cancellation or forfeiture of an award, plus (c) 102 million shares approved by the stockholders effective as of April 1, 2004 (upon completion of the FleetBoston merger). As of December 31, 2005, there were 166,254,265 shares of Common Stock available for future awards under the Stock Plan. Of this total, no more than approximately 51 million shares may be issued as restricted stock shares or restricted stock units (including awards in lieu of a portion of annual incentive compensation under Corporation’s Equity Incentive Plan, EIC Plan or other annual incentive programs).

Under the Amended Stock Plan, there would be added an additional 180 million shares of Common Stock available for awards. Of these 180 million shares, no more than 80 million shares could be awarded as restricted stock shares or restricted stock units.

As under the Stock Plan, shares covered by awards under the Amended Stock Plan will again be available for awards if and to the extent (a) the award is cancelled or forfeited or (b) the award is settled in cash. However, as a change from the current Stock Plan design, shares used to cover the exercise price of stock options or to cover any tax withholding obligations in connection with awards will not again be available for awards under the Amended Stock Plan. In addition, the total number of shares covering stock-settled SARs will be counted against the pool of available shares, not just the net shares issued upon exercise.

The Corporation will continue to repurchase shares of Common Stock, from time to time, in the open market or in private transactions through the Corporation’s approved repurchase programs. The Corporation repurchased 126.4 million shares of Common Stock in 2005, which more than offset the 79.6 million shares issued under the Stock Plan and other equity compensation programs. During 2006, the Corporation expects to use available excess capital to repurchase shares of Common Stock in excess of shares issued under the Corporation’s employee stock plans (including the Stock Plan).

Administration

As under the Stock Plan, the Amended Stock Plan is designed to be administered by the Compensation Committee. To the extent permitted by law, the Compensation Committee may designate an individual or committee (which need not consist of directors) to act as the appropriate committee under the Amended Stock Plan for awards to key associates who are not “officers” under Section 16 of the Exchange Act or “covered employees” under Section 162(m) of the Code. Under the Amended Stock Plan, the Compensation Committee has authority with respect to the following:

•	the selection of the key associates to receive awards from time to time;

•	the granting of awards in amounts as it determines;

•	the imposition of limitations, restrictions and conditions upon awards as it deems appropriate;

•	the establishment of performance targets and allocation formulas for awards of restricted stock shares or restricted stock units intended to be “qualified performance-based compensation” under Code Section 162(m);

•	the certification of the attainment of performance goals, if applicable, as required by Code Section 162(m);

•	the interpretation of the Amended Stock Plan and the adoption, amendment and rescission of administrative guidelines and other rules and regulations relating to the Amended Stock Plan;

•	the correction of any defect or omission or reconciliation of any inconsistency in the Amended Stock Plan or any award granted under the Amended Stock Plan; and

•	the making of all other determinations and taking of all other actions necessary or advisable for the implementation and administration of the Amended Stock Plan.

The Compensation Committee also has limited authority to accelerate the vesting and/or waive any restrictions on any outstanding awards. Such authority to accelerate vesting or waive restrictions may not be applied to: (i) any current or former executive officer of the Corporation; or (ii) more than an aggregate of 9 million shares. No awards may be made under the Amended Stock Plan after December 31, 2011.

Eligibility

Only “key associates” of the Corporation and its subsidiaries may participate in the Amended Stock Plan. Key associates are those associates of the Corporation and its subsidiaries who occupy managerial or other important positions and who have made, or are expected to make, important contributions to the business of the Corporation, as determined by the Compensation Committee, including persons employed outside the United States. Approximately 50,000 associates are expected to be eligible to participate. As mentioned above, the Compensation Committee in its discretion selects which key associates would in fact receive any awards from time to time.

Types of Awards

The Amended Stock Plan, like the Stock Plan, permits awards of stock options, SARs, restricted stock shares and restricted stock units, all of which are described in more detail below.

Awards of Stock Options and SARs. The Amended Stock Plan provides for the grant of options to purchase shares of Common Stock at option prices which are not less than the fair market value of a share of Common Stock at the close of business on the date of grant. (The fair market value of a share of Common Stock as of February 28, 2006 was $45.85.) The Amended Stock Plan also provides for the grant of SARs to key associates. SARs entitle the holder upon exercise to receive either cash or shares of Common Stock or a combination of the two, as the Compensation Committee in its discretion may determine, with a value equal to the difference between: (i) the fair market value on the exercise date of the shares with respect to which a SAR is exercised; and (ii) the fair market value of the shares on the date of grant.

Awards of options under the Amended Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation Committee. No more than an aggregate of 40 million shares may be awarded as incentive stock options under the Amended Stock Plan. The terms and conditions of each option and SAR are to be determined by the Compensation Committee (or its designees) at the time of grant.

Options and SARs granted under the Amended Stock Plan will expire not more than 10 years from the date of grant, and the award agreements entered into with each participant will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the participant’s death, disability or termination of employment.

It has been the Corporation’s practice over the last several years to require participants in senior management who receive stock options to hold any gains realized upon exercise of their stock options (net of taxes) in the form of shares of Common Stock for a period of one or three years following exercise (depending on the participant’s level within senior management), or until termination of employment, if earlier.

The Amended Stock Plan includes two additional limitations on stock option and SAR grants:

•	It has not been the Corporation’s practice to include dividend equivalents with respect to grants of stock options or SARs. The Amended Stock Plan formalizes this practice by expressly prohibiting dividend equivalents with respect to stock options and SARs.

•	The current Stock Plan permits nonqualified stock options and SARs to be transferable if and to the extent permitted under the applicable award agreement. The Amended Stock Plan prohibits any such transfer to be made for consideration.

Awards of Restricted Stock Shares and Restricted Stock Units. Under the Amended Stock Plan, the Compensation Committee may award key associates restricted shares of Common Stock or restricted stock units which represent the right to receive shares of Common Stock (or cash equal to the fair market value of those shares). The award agreement with the participant will contain the terms of the award, including any applicable conditions, which may include the continued service of the participant with the Corporation, the attainment of specified performance goals or any other conditions deemed appropriate by the Compensation Committee.

The Corporation’s practice has been to link the award of restricted stock shares and units to an annual review of key associate performance. Performance is measured against a variety of goals set each year intended to address three areas of achievement: (1) customer satisfaction; (2) associate satisfaction; and (3) stockholder satisfaction. A percentage of the annual incentive compensation awarded based on this determination of performance is then delivered in the form of restricted stock shares or restricted stock units under the Corporation’s Equity Incentive Plan, EIC Plan or other annual incentive plans.

Restricted stock shares will be held in the custody of the Corporation until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate restricted stock shares until the applicable restrictions are satisfied. Once the restrictions are satisfied, the shares will be delivered to the participant’s account, free of restrictions. During the period of restriction, the participant may exercise full voting rights with respect to the restricted stock shares. The participant will also be credited with dividends with respect to the shares. Dividends may be payable currently or subject to additional restrictions as determined by the Compensation Committee and reflected in the award agreement.

The award agreement for any restricted stock units will specify whether units that become earned and payable will be settled in shares of Common Stock (with one share of Common Stock to be delivered for each earned and payable restricted stock unit), in cash (equal to the aggregate fair market value of the restricted stock units that are earned and payable), or in a combination of shares and cash. Shares of Common Stock used to pay earned restricted stock units may have additional restrictions, as determined by the Compensation Committee. Unpaid restricted stock units may have dividend equivalent rights, as determined by the Compensation Committee and evidenced in the award agreement. Unpaid restricted stock units have no voting rights.

The Amended Stock Plan, like the Stock Plan, places limits on the use of restricted stock shares and restricted stock units:

•	From and after January 1, 2006, no more than 131 million shares of Common Stock may be awarded under the Amended Stock Plan as restricted stock shares or restricted stock units, except for awards of restricted stock shares or restricted stock units that become vested and earned solely on the basis of achievement of performance goals. This 131 million shares is comprised of the approximately 51 million shares that were available for awards of restricted stock shares or units as of December 31, 2005 under the current Stock Plan plus 80 million of the 180 million additional shares to be added to the plan if the Amended Stock Plan is approved by the stockholders. The current Stock Plan includes a separate limitation for awards of restricted stock shares or restricted stock units in lieu of a portion of annual incentive compensation under Corporation’s Equity Incentive Plan, EIC Plan or other annual incentive programs, but this has been combined into a single limit under the Amended Stock Plan.

•	In addition, if this restricted stock pool is exhausted, the Amended Stock Plan permits the use of any remaining shares otherwise available for awards of stock options or SARs to be used for awards of restricted stock shares or restricted stock units. However, each such additional award of restricted stock shares or restricted stock units will count as six shares against the remaining available pool for stock options or SARs.

Minimum Vesting Conditions

For awards intended to vest solely on the basis of the passage of time, the awards will not vest more quickly than ratably over a three-year period beginning on the first anniversary of the award. Awards may vest more quickly in the event of (a) death, disability or retirement, (b) job loss due to workforce reduction, job elimination or divestiture or (c) under the “change in control” provisions of the Stock Plan. Awards of restricted stock shares or units made in lieu of annual incentive compensation will not be subject to a minimum time-based vesting requirement (because these awards are already based on an annual review of performance). Also, awards necessary in the recruitment of new key associates or for the retention of key associates acquired in a business combination will not be subject to a minimum time-based vesting requirement.

Stock Plan Benefits Table

Because awards under the Amended Stock Plan are discretionary, awards are generally not determinable at this time. The following table presents information on the Corporation’s equity compensation plans at December 31, 2005:

	Number of Shares to be Issued Upon Exercise of Outstanding Options (1,4,5)	Weighted Average Exercise Price of Outstanding Options (2)	Number of Shares Remaining for Future Issuance Under Equity Compensation Plans (3)
Plans approved by shareholders	231,465,981	$35.91	167,163,952
Plans not approved by shareholders	20,032,226	$30.63	0

Total	251,498,207	$35.47	167,163,952

(1)	Includes 10,655,618 unvested restricted stock units.

(2)	Does not take into account unvested restricted stock units.

(3)	Excludes shares to be issued upon exercise of outstanding options.

(4)	In addition to the securities presented in the table above, there were outstanding options to purchase 57,290,213 shares of Common Stock and 1,275,565 unvested restricted stock units granted to associates of predecessor companies assumed in mergers. The weighted average option price of the assumed options was $33.69 at December 31, 2005.
(5)	No outstanding stock options or SARs have any dividend equivalent rights.

In accordance with the Agreement and Plan of Merger between the Corporation and MBNA Corporation, the 53 million MBNA stock options outstanding as of December 31, 2005 were converted into 32 million Bank of America stock options as of January 1, 2006 (the closing date of the merger) based on an exchange ratio of 0.5898. As of January 1, 2006, the options, as converted, had a weighted average exercise price of $32.70 per share and a weighted average term of 4.5 years. As of January 1, 2006, there are also 754,740 unvested shares of Bank of America restricted stock that were converted from prior MBNA awards that were originally granted as consideration for certain non-competition agreements. As discussed above, no further awards can be made under any MBNA stock plans from and after January 1, 2006.

On February 15, 2006, the Corporation made its annual grant of stock options and restricted stock related to 2005 performance. A total of approximately 31 million nonqualified stock options were granted at an exercise price of $44.36 per share (the closing price for the Common Stock on February 15, 2006) with a term of 10 years. Also, a total of approximately 17 million shares of restricted stock were granted, of which approximately 10 million shares were granted as part of annual incentive awards under the Corporation’s Equity Incentive Plan, EIC Plan and other annual incentive programs.

As of February 28, 2006, the Corporation has the following number of outstanding equity awards and shares available for future awards under all plans (without regard to the proposed amendment to the Stock Plan):

•	There are approximately 346 million stock options outstanding with a weighted average exercise price of $35.83 per share and a weighted average remaining term of 5.6 years.

•	There are approximately 36 million unvested shares of restricted stock and restricted stock units outstanding, including shares of restricted stock and restricted stock units previously granted as part of annual incentive awards under the Corporation’s Equity Incentive Plan, EIC Plan or other annual incentive programs.

•	There are approximately 123 million shares that remain available for awards of future grants, of which approximately 122 million shares are available for awards under the Stock Plan and approximately 1 million shares are available for awards under the Directors’ Stock Plan. Of the approximately 122 million shares available for awards under the Stock Plan, no more than approximately 37 million shares may be granted as awards of restricted stock shares or restricted stock units.

•	If the additional 180 million shares are approved, the number of shares available for restricted stock awards will initially be increased by 80 million shares.

The Corporation has certain stock-based compensation plans that were not approved by its stockholders. These broad-based plans are the 2002 Associates Stock Option Plan and Take Ownership!. Descriptions of the material features of these plans follow.

2002 Associates Stock Option Plan. The Bank of America Corporation 2002 Associates Stock Option Plan covered all associates below a specified executive grade level. Under the plan, eligible associates received a one-time award of a predetermined number of options entitling them to purchase shares of the Common Stock. All options are nonqualified and have an exercise price equal to the fair market value on the date of grant. Approximately 108 million options were granted on February 1, 2002. The award included two performance-based vesting triggers. During 2003, the first option vesting trigger was achieved. During 2004, the second option vesting trigger was achieved. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2005, approximately 20 million options were outstanding under this plan. The options expire on January 31, 2007. No further awards may be granted.

Take Ownership! The Bank of America Global Associate Stock Option Program (Take Ownership!) covered all associates below a specified executive grade level. Under the plan, eligible associates received an award of a predetermined number of stock options entitling them to purchase shares of the Common Stock at the fair market value on the grant date. All options are nonqualified. At January 2, 2004, all options issued under this plan were fully vested. These options expire five years after the grant date. In addition, the options continue to be exercisable following termination of employment under certain circumstances. At December 31, 2005, approximately 134,000 options were outstanding under this plan. No further awards may be granted. These options all expired effective January 2, 2006.

Overhang

The Compensation Committee regularly reviews the dilutive effect of the Stock Plan on the Corporation’s stockholders (sometimes called “overhang”), and compares this level of overhang against the level of overhang at the companies in the financial services competitor group described in the Compensation Committee Report. For the past several years, the Corporation’s overhang has been well below the median for this competitor group.

As of February 28, 2006, assuming approval of the Amended Stock Plan, the additional 180 million shares proposed to be added to the Amended Stock Plan represent an additional 3.1% of overhang, and the Corporation’s total overhang would be 12.9%.1 This level of overhang would still be well below the median level of overhang for the companies in the financial services competitor group based on the most recently available public information for the members of the competitor group.

Run Rate

The Compensation Committee reviews throughout the year the rate at which the Corporation is granting equity awards relative to its shares of Common Stock outstanding (sometimes referred to as the Corporation’s “run rate”), and compares this run rate to the run rates at the companies in the financial services competitor group described in the Compensation Committee Report. For 2005, the Corporation’s run rate approximated the median for this competitor group. In determining the Corporation’s run rate, the Corporation includes all of the restricted stock granted in lieu of a portion of annual incentive compensation under the Corporation’s Equity Incentive Plan, EIC Plan or other annual incentive programs, which for 2005 accounted for approximately half of all restricted stock awards by the Corporation.

[1]	For this purpose, the Corporation is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options, unvested restricted stock units and unvested restricted stock shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of Common Stock outstanding plus Amount A less unvested restricted stock shares. As of February 28, 2006: (i) the number of outstanding stock options, unvested restricted stock units and unvested restricted stock shares equals approximately 382 million; (ii) the number of shares available for future grants under all plans assuming approval of the Amended Stock Plan equals approximately 303 million; (iii) the number of shares of Common Stock outstanding equals approximately 4,643 million; and (iv) the number of unvested restricted stock shares is approximately 20.4 million (which are already included in Common Stock outstanding).

To further satisfy the Corporation’s stockholders as to the Corporation’s grant practices and assuming approval of the proposed Amended Stock Plan, the Board commits to the Corporation’s stockholders that for fiscal years 2006, 2007 and 2008, the Corporation’s average annual run rate will not exceed 2.46%, which is the mean run rate plus one standard deviation for the Corporation’s applicable GICS industry group for the 2006 proxy season as published by Institutional Shareholder Services.

The Corporation’s average annual run rate for this three-year period will equal the average of the run rates for each of the three years, computed for each year as the number of shares subject to options, awards of restricted stock shares or units or other stock awards to key associates or Non-employee Directors granted for the year (whether granted under the Amended Stock Plan, the Directors’ Stock Plan or otherwise) divided by the number of shares of Common Stock that were outstanding at year-end. For purposes of calculating the number of shares granted in a year, restricted stock will count as equivalent to: (i) 1.5 option shares if the Corporation’s annual stock price volatility is 53% or higher; (ii) two option shares if the Corporation’s annual stock price volatility is between 25% and 52%; and (iii) four option shares if the Corporation’s annual stock price volatility is less than 25%. Any awards that by their terms must be settled only in cash will not be counted for this purpose. Grants assumed in connection with any future acquisitions will also not be counted for this purpose.

The 2006 year-to-date run rate calculated on this basis through February 28, 2006, taking into account the annual grants made on February 15, 2006 which will constitute the vast majority of grants for the year, is approximately 2.18%.

Internal Revenue Code Section 162(m)

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer, referred to as the “covered individuals.” This limitation does not apply, however, to “qualified performance-based compensation.” Because stock options or SARs granted under the Amended Stock Plan must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation Committee consisting of at least two outside directors, and the Amended Stock Plan limits the number of shares that may be the subject of awards granted to any key associate during any calendar year, compensation from the exercise of stock options or SARs should be treated as “qualified performance-based compensation” for purposes of Section 162(m).

In addition, the Amended Stock Plan authorizes the Compensation Committee to make awards of restricted stock shares or restricted stock units that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the “qualified performance-based compensation” exception to Section 162(m), the Compensation Committee must establish the applicable performance conditions prior to or within a specified period after the start of the applicable performance period. The Compensation Committee may select from the following performance measures for this purpose:

•	total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income);

•	net income;

•	shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year);

•	return on average common shareholders’ equity;

•	return on average assets;

•	earnings per common share (using either diluted earnings or not);

•	operating earnings per common share (using either diluted earnings or not);

•	total stockholder return;

•	customer satisfaction (determined based on objective criteria approved by the Compensation Committee);

•	expense management;

•	operating margin;

•	operating leverage; or

•	cash flow.

The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards. The Compensation Committee in its discretion may adjust downward any award.

As under the Stock Plan, in no event may an individual receive awards under the Amended Stock Plan for a given calendar year covering in excess of four million shares of Common Stock.

So that options and SARs granted under the Amended Stock Plan qualify for the exclusion for performance-based compensation, and to permit the Compensation Committee to grant other awards under the Amended Stock Plan that are intended to qualify for the exclusion, the Amended Stock Plan is being submitted to the Corporation’s stockholders for approval. A vote in favor of approving the Amended Stock Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based exemption under Section 162(m), including the performance measures, eligibility requirements and limits on various stock awards, in each case as described above.

Withholding for Payment of Taxes

As with the Stock Plan, the Amended Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Amended Stock Plan permits a participant to satisfy this requirement, with the approval of the Compensation Committee and subject to the terms of the Amended Stock Plan, by having the Corporation withhold from the participant a number of shares of Common Stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes.

Changes in Capitalization and Similar Changes

As with the Stock Plan, in the event of any change in the number of outstanding shares of Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock with respect to which awards may be made under the Amended Stock Plan, the annual limit on individual awards, the limits on incentive stock options, restricted stock and restricted stock units and the terms, types of shares and number of shares of any outstanding awards under the Amended Stock Plan may be equitably adjusted by the Compensation Committee in its discretion to preserve the benefit of the award for the Corporation and the participant.

Changes in Control

The Amended Stock Plan, like the Stock Plan, provides that in the event of a change in control of the Corporation, all options and SARs will be fully exercisable as of the date of the change in control and will remain exercisable through their full term. Outstanding awards of restricted stock shares and restricted stock units will become immediately vested on the date of the change in control, and any applicable performance conditions will be deemed fully satisfied (at the target performance condition, if applicable) as of the date of the change in control.

Amendment and Termination of the Plan

The Board has the power to amend, modify or terminate the Amended Stock Plan on a prospective basis. Stockholder approval will be obtained for any change to the material terms of the Amended Stock Plan to the extent required by NYSE listing requirements, Code Section 162(m), or other applicable law.

Option Repricing Prohibited

The Amended Stock Plan, like the Stock Plan, prohibits any amendment to any outstanding option or SAR to decrease the exercise price (other than in connection with an adjustment to the capitalization of Corporation described above) or any cancellation of an outstanding option or SAR in consideration for the grant of a new option or SAR with a lower exercise price, unless otherwise approved by the stockholders. The Amended Stock Plan also provides that the Corporation may not repurchase stock options or SARs that have an exercise price less than the then current fair market value of the Common Stock, unless such transaction is otherwise approved by the stockholders.

Federal Income Tax Treatment

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Amended Stock Plan based on the law as in effect on the date of this proxy statement. The following discussion does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. Options granted under the Amended Stock Plan and intended to qualify as incentive stock options will be subject to the applicable provisions of the Code, including Section 422. If shares of Common Stock are issued to an optionee upon the exercise of an incentive stock option, if no “disqualifying disposition” of the shares is made by the optionee within one year after the exercise of the incentive stock option or within two years after the date the incentive stock option was granted, and if the options otherwise satisfy all applicable requirements under the Code to qualify as incentive stock options, then (a) no income will be recognized by the optionee at the time of the grant of the incentive stock option, (b) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (c) upon sale of the shares of Common Stock acquired by exercise of the incentive stock option, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee’s holding period in the shares and income level) and any loss sustained will be a capital loss, and (d) no deduction will be allowed to the Corporation for federal income tax purposes. If a “disqualifying disposition” of the shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Corporation will be entitled to a federal income tax deduction equal to that amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain at that time to the holder (at varying rates depending upon the holder’s holding period in the shares and income level), for which the Corporation will not be entitled to a federal tax deduction. Upon exercise of an incentive stock option, the optionee may be subject to alternative minimum tax.

Nonqualified Stock Options. With respect to nonqualified stock options granted to optionees under the Amended Stock Plan, in general (a) the optionee will realize no income at the time the nonqualified stock option is granted, (b) at exercise, the optionee will realize ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Corporation will receive a tax deduction for the same amount, and (c) on disposition, the holder will treat appreciation or depreciation after the date of exercise as capital gain or loss and taxed at varying rates depending upon the holder’s holding period in the shares and income level.

Restricted Stock Shares. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient will have ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who so elects under Code Section 83(b) within 30 days after the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the restricted stock shares as if the shares were unrestricted and could be sold immediately. If the shares subject to the election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss will begin when the restricted period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects under Section 83(b) to be taxed as of the date of grant, the holding period will commence on the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. The Corporation generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Restricted Stock Units. A participant who is awarded restricted stock units will not recognize income and the Corporation will not be allowed a deduction at the time the award is made. When a participant receives payment for restricted stock units in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Corporation. However, if there is a substantial risk that any shares of Common Stock used to pay out earned restricted stock units will be forfeited (for example, because the Compensation Committee conditions those shares on the performance of future services), the taxable event will be deferred until the risk of forfeiture lapses. In this case, the participant can elect to make an election under Section 83(b) of the Code as previously described. The Corporation can take the deduction at the time the ordinary income is recognized by the participant.

The Board recommends a vote “FOR” approval of the amendment to the Stock Plan (Item 3 on the proxy card).

ITEMS 4 THRU 7: STOCKHOLDER PROPOSALS

The Corporation has received the stockholder proposals set forth below in Items 4 thru 7. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 4 thru 7.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. As of the record date for the Annual Meeting, Mrs. Davis beneficially owned 1,720 shares of Common Stock.

Resolved: That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago and Charlotte, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

Stockholder’s Statement Supporting Item 4:

This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent. Last year, the owners of 143,934,389 shares, representing 5.8% of shares voting, voted FOR this resolution.”

If you AGREE, please mark your proxy FOR this resolution.

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

This proposal was submitted at the 2005 Annual Meeting and was overwhelmingly rejected by the stockholders. The owners of 2,338,509,558 shares, representing 94.2% of shares voting, voted AGAINST this resolution. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Corporation is already required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions. If adopted, this proposal would impose additional costs and administrative burdens on the Corporation without conferring a commensurate benefit on the stockholders.

Under applicable law, the Corporation cannot make corporate contributions to federal candidates. The Corporation is permitted to make contributions to state and local candidates or initiatives where permitted by law, but rarely does so. As authorized by federal and state law, the Corporation also sponsors several federal and state political action committees funded solely by voluntary contributions from associates. In each instance, our associates political action committees and the Corporation fully comply with all applicable reporting and public disclosure requirements. The political action committees file publicly available reports with the Federal Election Commission and state and local campaign finance committees detailing their receipts and disbursements.

The Board believes that these political activities are important efforts that should not be hindered by special disclosure rules in addition to those required by federal, state and local regulatory authorities. The Board further believes that much of the requested disclosure is already publicly available. As such, the Board does not believe that advertising in newspapers would either provide stockholders with additional meaningful information or be a productive use of the Corporation’s funds.

Item 5: Stockholder Proposal Regarding Majority Voting In Director Elections

The Corporation has received the following stockholder proposal from the United Brotherhood of Carpenters and Joiners of America, 101 Constitution Avenue, N.W., Washington, DC 20001. As of the record date for the Annual Meeting, United Brotherhood of Carpenters and Joiners of America beneficially owned 33,200 shares of Common Stock.

Resolved: That the shareholders of Bank of America Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Stockholder’s Statement Supporting Item 5:

Our Company is incorporated in Delaware. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporation’s certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

The Board recommends a vote “AGAINST” Item 5 for the following reasons:

The Board has considered this proposal and believes that its adoption is both unnecessary and premature, possibly not the best majority vote alternative for the Corporation, and therefore not in the best interest of the Corporation or its stockholders.

The stockholders of most public companies in America elect their boards of directors by plurality vote. Plurality voting is the default system under Delaware law. It is well known and understood by stockholders. Although the Board acknowledges that majority voting has recently received much attention, various groups, such as the American Bar Association and the Corporation Law Section of the Delaware State Bar Association, are studying the issues created by majority voting, and the Board believes it would be premature to make any changes to this tried and true system before those studies are completed. Under the current plurality system, stockholders have overwhelmingly elected and reelected highly qualified, experienced directors with the highest standards of ethics and integrity, who have helped grow the Corporation into the successful business it is today. There is nothing here that cries out for immediate action.

The proponent suggests that the Corporation adopt its system of elections without regard to alternative measures that have been adopted by other companies and potential legislative changes that will reduce shareholder uncertainty and the risks of a less democratic process and the unwillingness of qualified directors to serve in such an uncertain environment.

One risk to the election process created by this proposal will result if a director running for reelection gets less than the required number of votes. The Corporation’s bylaws and Delaware law currently provide that a director shall hold office until a successor is elected and qualified. Thus, if a director runs for reelection and does not receive the requisite number of votes, he or she would continue to hold office or resign, in which case either his or her vacancy would be filled by a majority vote of the directors, not the stockholders.

Another risk is that Board positions may remain unfilled in contested elections. This is because it probably will be more difficult for director nominees to acquire a majority vote as the number of nominees increases and the number of available votes remains constant. In this circumstance, the Board will also likely fill the vacancies with a vote of the directors, not the stockholders.

Although the proposal seems deceptively simple, in the Board’s opinion, it can have unintended and detrimental consequences. The Board believes that the adoption of this proposal given the evolving state of the law and best practice at this time would be premature and not in the best interest of the stockholders or the Corporation.

Item 6: Stockholder Proposal Regarding Independent Board Chairman

The Corporation has received the following stockholder proposal from Mr. Nick Rossi, P.O. Box 249, Boonville, CA 95415. As of the record date for the Annual Meeting, Mr. Rossi beneficially owned 1,400 shares of Common Stock.

Resolved: Stockholders request that our Board of Directors change our governing documents to require that the Chairman of our Board serve in that capacity only and have no management duties, titles, or responsibilities. This proposal gives our company an opportunity to cure our Chairman’s loss of independence should it occur after this proposal is adopted.

When a person acts both as a company’s Chairman and its CEO, a vital separation of power is eliminated - and we as the owners of our company are deprived of both a crucial protection against conflicts of interest and also of a clear and direct channel of communication to our company through our Chairman.

Stockholder’s Statement Supporting Item 6:

Progress Begins with One Step

It is important to take one step forward in our corporate governance and adopt the above RESOLVED statement since our 2005 governance standards were not impeccable. For instance in 2005 it was reported (and certain concerns are noted):

•	The Corporate Library, an independent investment research firm in Portland, Maine rated our company:

“D” in Overall Board Effectiveness.

“D” in Board Composition.

“D” in CEO Compensation.

“D” in Litigation & Regulatory Problems.

“D” in Accounting.

Overall Governance Risk Assessment = High

•	We had no Independent Chairman or Lead Director - Independent oversight concern.

•	Cumulative voting was not allowed.

•	With 6 active CEOs there were too many CEOs on our board. Active CEOs are often over-committed and may not be optimally independent of management’s views.

•	We had 17 directors - Unwieldy board concern and potential CEO dominance.

•	But only 2 directors were on our key audit committee. And these two directors had 11 and 20 years of director tenure - Independence concern.

•	Five of our directors had 17 to 36 years tenure each - Independence concern.

With this record it is important to take one step forward and make our Board more accountable by adopting an independent board chairman requirement.

Additionally, when a Chairman runs a company as Chairman and CEO, the information given to directors may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince Directors to go along. If Directors disagree, with whom do they lodge complaints? The Chairman?

What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee themselves? When a corporation’s Chairman is also its CEO, such conflicts can and do happen.

It is well to remember that at Enron, WorldCom, Tyco, and other legends of mis-management and/or corruption, the Chairman also served as CEO. And these dual roles helped those individuals to achieve virtually total control.

Stockholders must continue to expect the unexpected until they help cause company boards to be composed of substantial majorities of independent directors - and until those directors select a chairman who is similarly independent of management.

The Board recommends a vote “AGAINST” Item 6 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Corporation and its shareholders.

The Corporation’s bylaws and Corporate Governance Guidelines already permit the roles of Chairman and Chief Executive Officer (CEO) to be filled by different individuals. The Board decides, each time it selects a CEO, whether the roles should be combined or separate, based upon the needs of the Corporation at that time. The Board believes that the Corporation is currently best served by having Mr. Lewis serve in both roles.

The Board strongly believes that the decision of who should serve in these roles, and whether the roles should be combined, is the responsibility of the Board. The decision should not be dictated by abstract, philosophical considerations that are hotly disputed by corporate governance experts and can cause more harm than good.

The Board believes that there is already substantial independent oversight over the Corporation’s business. Fourteen out of the eighteen director nominees are independent as defined by the New York Stock Exchange Listing Standards, the Sarbanes-Oxley Act and the Corporation’s Categorical Standards of Independence. Mr. Tillman is not deemed independent because, while he was the CEO of Lowe’s Companies, Inc., Mr. Lewis was a member of the Lowe’s Compensation Committee. Mr. Lewis resigned from the Lowe’s Board in 2004. Mr. Bramble is not deemed to be independent because he was an executive officer of MBNA Corporation before it was acquired by the Corporation. Mr. Gifford is not deemed independent because he is the former Chairman of the Corporation.

The Audit, Compensation and Corporate Governance Committees are comprised solely of independent directors. The Asset Quality Committee and Executive Committee are each comprised of a majority of independent directors and are chaired by independent directors. Further, at each regularly scheduled Board meeting the non-management directors meet in an executive session without the management directors. Non-Management director executive sessions are chaired on a rotating basis by the independent Chairpersons of the Executive, Corporate Governance, Audit, and Compensation Committees. If the group of non-management directors includes any directors who are not independent as defined by these guidelines, the independent directors meet in executive session at least annually.

In summary, the Board opposes this proposal because it eliminates the Board’s ability to select a chairman based on the needs of the Corporation at such time and because the Board believes the Corporation already receives substantial oversight from independent directors.

Item 7: Stockholder Proposal Regarding Bank of America’s Equal Employment Opportunity Policy

The Corporation has received the following stockholder proposal from Ms. Virginia M. Brown, 581 Oregon Avenue, Port Allen, LA 70767. As of the record date for the Annual Meeting, Ms. Brown beneficially owned 306 shares of Common Stock.

Resolved: The shareholders request that our company amend its written equal employment opportunity policy to explicitly exclude reference to sexual orientation.

Stockholder’s Statement Supporting Item 7:

Whereas, it would be inappropriate and possibly illegal to ask a job applicant or employee about their sexual interests, inclinations and activities.

Whereas, it is similarly inappropriate and legally problematic for employees to discuss personal sexual matters while on the job.

Whereas, unlike the issues of race, age, gender and certain physical disabilities, it would be impossible to discern a person’s sexual orientation from their appearance.

Whereas, many companies discourage discussion of personal sexual interests or activities.

Whereas, discussion of sexual topics could be considered sexual harassment and legally actionable if they created a hostile work environment.

Whereas, there is a perceived link between a non-discrimination policy and what are called domestic partner benefits. According to the Human Rights Campaign (HRC), the largest national lesbian, gay, bisexual, and transgender political organization, on their website states, “an inclusive non-discrimination policy (one that refers to sexual orientation) is a key facet of the rationale for extending domestic partner benefits.” The HRC adds, “Establishing a benefits policy that includes your company’s gay and lesbian employees is a logical outgrowth of your company’s own non-discrimination policy ....”

Whereas, domestic partner benefit policies pay people who engage in homosexual sex acts, which were illegal in this country for hundreds of years, and have been proscribed by the major traditions of Judaism, Christianity and Mohammedism for a thousand years or more.

Whereas, our company does not discriminate against smokers in employment even though they are not protected by any clause, nor does it pay them to engage in this personally risky behavior.

Whereas, those who engage in homosexual sex are at a significantly higher risk for HIV/AIDS and sexually transmitted diseases.

Whereas, marriage between heterosexuals has been protected and encouraged by a wide range of societies, cultures and faiths for ages.

While the legal institution of marriage should be protected, the sexual interests, inclinations and activities of all employees should be a private matter, not a corporate concern.

The Board recommends a vote “AGAINST” Item 7 for the following reasons:

The Board has considered this proposal and believes that its adoption would not be in the best interests of the Corporation or its stockholders.

The Corporation is committed to attracting and retaining a diverse and talented workforce to make our business as successful as possible. The Corporation is also committed to being a great place to work for all of its associates. Accordingly, the Board has carefully considered the best ways to achieve these goals and has determined that it is in the Corporation’s best interest to explicitly state in its equal employment opportunity policy that it hires associates without regard to sexual orientation.

The Board believes that it is important for the Corporation to have an equal employment opportunity policy. The policy helps the Corporation attract and hire the best associates and helps ensure that they have the best possible work environment. Such a policy also helps the Corporation to defend itself against any possible employment discrimination lawsuits and it enables the Corporation to do business with a wide variety of clients. For example, many state and local laws prohibit state and municipal governments from doing business with companies that discriminate on the basis of sexual orientation. Without an inclusive equal employment opportunity policy the Corporation would not be able to obtain contracts with these entities. Moreover, the Board is concerned that if the change requested by the proposal is adopted, then the Corporation might be in breach of some its contracts with governmental entities and might also be in violation of state or municipal laws in locations where the Corporation does business. Similarly, the Board believes that if the change requested in the proposal is adopted the Corporation might face costly lawsuits that could diminish shareholder value. For the foregoing reasons, the Board believes that the proposal is not in the best interests of the stockholders or the Corporation.

PROPOSALS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2007 Annual Meeting, you must submit your proposal no later than November 20, 2006.

If you wish to submit a proposal for consideration at the 2007 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than November 20, 2006 and no later than January 4, 2007.

You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding year (and, beginning November 4, 2004, if it existed within the preceding three years):

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director or an executive officer of the Corporation who is an immediate family member of the director received more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

A-1

The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

A-2

Appendix B

BANK OF AMERICA CORPORATION

2003 KEY ASSOCIATE STOCK PLAN,

AS AMENDED AND RESTATED

Instrument of Amendment

THIS INSTRUMENT OF AMENDMENT (the “Instrument”) is executed as of the              day of                     , 2006 by BANK OF AMERICA CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company sponsors the Bank of America Corporation 2003 Key Associate Stock Plan, as amended and restated effective April 1, 2004 (the “Plan”). The Company desires to amend the Plan as set forth herein to: (i) make available additional shares of the Company’s common stock for awards under the Plan; (ii) extend the term of the Plan from December 31, 2008 to December 31, 2011; and (iii) otherwise meet current needs. In accordance with Section 14.1 of the Plan, the amendments set forth herein have been approved by the Board of Directors of the Company and are also subject to the approval of the Company’s stockholders at the Spring 2006 Annual Meeting of Stockholders.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the date of stockholder approval:

1. Clause (iii) of the last sentence of Section 1.1 of the Plan is amended to read as follows:

“. . . (iii) the close of business on December 31, 2011.”

2. The following sentence is added to the end of the definition of “Change in Control” in Article 2 of the Plan:

“Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.”

3. The following sentence is added to the end of the definition of “Disability” in Article 2 of the Plan:

“Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.”

4. The following Section 3.4 is added to the end of Article 3 of the Plan, and Section 8.9 of the Plan is deleted:

“3.4 Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any Award that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant’s death; (ii) the Participant’s Disability; (iii) the Participant’s “retirement” as defined in the Award Agreement consistent with the Company’s retirement policies and programs; (iv) a Participant’s termination of employment with the Company and its Subsidiaries due to workforce reduction, job elimination or divestiture as determined by the Committee; (v) a Change in Control consistent with the provisions of Article 13 hereof; or (vi) in connection with establishing the terms and conditions of employment of a Key Associate necessary for the recruitment of the Key Associate or as the result of a business combination or acquisition by the Company or any of its

Subsidiaries. The provisions of this Section 3.4 shall not apply to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Associate as a portion of the Key Associate’s annual incentive compensation under the Company’s Equity Incentive Plan, Executive Incentive Compensation Plan, or any similar plan or program as determined by the Committee applicable to any Key Associate, including any such program applicable to an Insider or Named Executive Officer.”

5. Article 4 of the Plan is amended to read as follows:

“Article 4. Shares Subject to the Plan

4.1 Number of Shares Available for Grants. Subject to the provisions of this Article 4 (after giving effect to the two-for-one stock split effective August 27, 2004), the aggregate number of Shares available for grants of Awards under the Plan shall not exceed the sum of (A) two hundred million (200,000,000) Shares plus (B) the number of Shares available for awards under the Prior Plan as of December 31, 2002 plus (C) any Shares that were subject to an award under the Prior Plan which award is canceled, terminates, expires or lapses for any reason from and after the Effective Date plus (D) effective as of April 1, 2004, one hundred two million (102,000,000) Shares plus (E) effective upon approval of the Company’s stockholders at the Spring 2006 Annual Meeting of Stockholders, one hundred eighty million (180,000,000) Shares.

4.2 Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.

4.3 Shares Used to Pay Option Price and Withholding Taxes. If, in accordance with the terms of the Plan, a Participant pays the Option Price for an Option or satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price or used to satisfy such tax withholding requirements shall not count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above. Notwithstanding the foregoing, the provisions of this Section 4.3 shall not apply from and after January 1, 2006.

4.4 Other Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (i) the payment in cash of dividends or dividend equivalents under any outstanding Award; (ii) any Award that is settled in cash rather than by issuance of Shares; or (iii) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Associates as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.

4.5 Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(i)	in no event shall a Participant receive an Award or Awards during any one (1) calendar year covering in the aggregate more than four million (4,000,000) Shares (whether such Award or Awards may be settled in Shares, cash or any combination of Shares and cash);

(ii)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of forty million (40,000,000) Shares;

(iii)	in no event shall there be granted from and after January 1, 2006 Shares of Restricted Stock or Restricted Stock Units covering more than an aggregate of:

(A)	one hundred thirty-one million (131,000,000) Shares, plus

(B)	the number of Shares covering any Award made under this subparagraph (iii) from and after January 1, 2006 that again become available for issuance under Section 4.2 above because the Award is canceled, terminates, expires, or lapses for any reason;

provided, however, that (x) in the event the full number of Shares under this subparagraph (iii) have been used, the Company may grant additional Shares of Restricted Stock or Restricted Stock Units from the remaining available Shares for grants under Section 4.1 with each such Share of Restricted Stock or Restricted Stock Unit counting as six (6) Shares against such remaining available Shares under

Section 4.1 and (y) the limitations of this subparagraph (iii) shall not apply to any Award of Restricted Stock or Restricted Stock Units which is earned solely on the basis of the achievement of performance goals.

4.6 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that: (i) the number of Shares subject to any Award shall always be a whole number; and (ii) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.

4.7 Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.”

6. The following sentence is added to the end of Section 6.9(b) of the Plan:

“In no event may an NQSO be transferred for consideration.”

7. The following sentence is added to the end of Section 6.11 of the Plan:

“In addition, in no event shall the Company, without approval of the Company’s stockholders, repurchase from Participants any outstanding Options that have an Option Price per Share less than the then current Fair Market Value of a Share.”

8. The following Section 6.12 is added to the end of Article 6 of the Plan:

“6.12 No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.”

9. The following sentence is added to the end of Section 7.8 of the Plan:

“In no event may an SAR be transferred for consideration.”

10. The following Sections 7.10 and 7.11 are added to the end of Article 7 of the Plan:

“7.10 No Repricing. Except for adjustments made pursuant to Section 4.6, the grant price for any outstanding SAR granted under the Plan may not be decreased after the date of grant nor may any outstanding SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new SAR with a lower exercise price without approval of the Company’s stockholders. In addition, in no event shall the Company, without approval of the Company’s stockholders, repurchase from Participants any outstanding SARs that have a grant price per Share less than the then current Fair Market Value of a Share.

7.11 No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.”

11. Sections 14.3 and 14.4 of the Plan are amended to read as follows:

“14.3 Acceleration of Award Vesting; Waiver of Restrictions. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to: (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested; or (ii) waive any restrictions of any Award granted under the Plan; provided, however, that in no event shall the Committee accelerate the vesting or waive the restrictions on (A) any Award to an individual who is an

Insider or Named Executive Officer or (B) Awards with respect to an aggregate of more than nine million (9,000,000) Shares.

14.4 No Repricing. Nothing in the provisions of this Article 14 shall be construed to permit the repricing of any outstanding Option or SAR as otherwise prohibited by the provisions of Section 6.12 or Section 7.10.”

12. The following Section 18.7 is added to the end of Article 18 of the Plan:

“18.7 Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A and the regulations promulgated thereunder.”

13. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Instrument to be executed by its duly authorized officer as of the day and year first above written.

BANK OF AMERICA CORPORATION

By:
J. Steele Alphin, Corporate Personnel Executive

2006 Annual Meeting Admission Ticket
[SHARE BALANCE]

MR A SAMPLE	2006 Annual Meeting of Stockholders
DESIGNATION (IF ANY)	Time:	Wednesday, April 26, 2006, 10:00 am
ADD 1		(local time)
ADD 2	Place:	Belk Theater of the North Carolina
ADD 3		Blumenthal Performing Arts Center,
ADD 4		Charlotte, North Carolina
ADD 5	Webcast:	Live on the Internet at
ADD 6		http://investor.bankofamerica.com
Instructions appear on the Internet
site one week prior to the meeting.
	Admission:	Valid admission ticket and picture
identification required.

Please refer to the reverse side for telephone and Internet voting instructions.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐	Please mark this box with an X if you plan to attend the Annual Meeting.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)
C 1234567890 J N T

A Proposals

The Board of Directors recommends a vote FOR the election of the following director nominees.

	For	Withhold		For	Withhold		For	Withhold		For	Withhold
1. Nominees:
01 -William Barnet, III	☐	☐	06 - Paul Fulton	☐	☐	11 - Walter E. Massey	☐	☐	16 - Meredith R. Spangler	☐	☐
02 - Frank P. Bramble, Sr.	☐	☐	07 -Charles K. Gifford	☐	☐	12 - Thomas J. May	☐	☐	17 - Robert L. Tillman	☐	☐
03 - John T. Collins	☐	☐	08 - W. Steven Jones	☐	☐	13 - Patricia E. Mitchell	☐	☐	18 - Jackie M. Ward	☐	☐
04 Gary L. Countryman	☐	☐	09 - Kenneth D. Lewis	☐	☐	14 - Thomas M. Ryan	☐	☐
05 - Tommy R. Franks	☐	☐	10 -Monica C. Lozano	☐	☐	15 -O. Temple Sloan, Jr.	☐	☐

The Board of Directors recommends a vote FOR the following proposals.				The Board of Directors recommends a vote AGAINST the following proposals.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

2. Ratification of the independent registered public accounting firm for 2006	☐	☐	☐	4. Stockholder Proposal - political contributions	☐	☐	☐	6. Stockholder Proposal - independent board chairman	☐	☐	☐
	For	Against	Abstain	5. Stockholder Proposal - majority voting in director elections	☐	☐	☐	7. Stockholder Proposal - equal employment opportunity policy	☐	☐	☐
3. Adopt an amendment to the 2003 Key Associate Stock Plan	☐	☐	☐

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

5 U P X	0 0 7 8 3 9

002CS40010                001GBQ

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site:

http://www.computershare.com/bankofamerica

Step 1: Establish a Password	Step 2: Log In	Step 3: Select Information
(1st time users only)	(Returning users)
Go to establish or recover access to your account	Select account	Your Account Status screen allows you to
Enter ticker symbol BAC	Enter social security number	view basic information. To view details, click
Click on proceed	Enter your password	on any of the buttons at the left of the page.
Follow the instructions	Follow the instructions
Once you establish a password, you can view your account details and perform multiple transactions such as:
View account status	Print duplicate tax forms	Change your dividend election
View recent account activity	Change your address	Sell book-entry shares
View tax information	Request dividend check replacement	View stock price information

If you wish to receive future meeting materials and stockholder communications electronically, please enroll at www.computershare.com/bankofamerica for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:

Call:	Write:
1-800-642-9855	Bank of America Shareholder Relations
P.O. Box 43095
Providence, RI 02940-3095

Proxy/Voting Instructions

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders to be held on April 26, 2006

You, the undersigned stockholder, appoint each of Sue Yang, Lance Drummond, Mary Ellen Baker and Richie Prager, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 26, 2006, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America associates. If you are a participant in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Please sign on the reverse side and return promptly or vote by Internet or telephone.

This proxy is continued on the reverse side.

Internet and Telephone Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Internet	To vote using the Telephone
• Go to the following web site: www.investorvote.com/bac	• Call toll free 1-800-652-VOTE (8683) within the United States and Canada or 1-781-575-2300 outside the United States and Canada.

• Enter the information requested on your computer screen and follow the simple instructions.	• Follow the simple instructions provided by the recorded message.

If you vote by Internet or telephone, please do not mail back this proxy card.

Thank you for voting.